                                                                    Exhibit 99.1

SELECTED FINANCIAL DATA

     The selected financial data set forth below for the five years ended December 31, 2003, should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

(IN MILLIONS, EXCEPT COMMON STOCK DATA AND FINANCIAL PERCENTAGES AND RATIOS)

                                                                                                              COMPOUND
                                                                                                               GROWTH
                                             2003(a)      2002(b)      2001(c)       2000(d)       1999(e)      RATE
                                           -----------   ----------   ----------   ----------     ---------   --------
OPERATING DATA
Revenues ................................. $   3,948.9   $  3,747.9   $  3,317.4   $  2,977.8     $ 2,579.5     11.2%
Income from operations ...................       678.8        708.7        521.8        188.2         501.3      7.9%
Income/(loss) from continuing operations..       261.1        282.2        173.8        (46.4)        185.3      9.0%
Net income/(loss) ........................       292.6        235.0        209.0        (12.1)        208.5      8.8%

COMMON STOCK DATA
Earnings/(loss) per share-diluted
  From continuing operations .............        2.36         2.48         1.50        (0.40)         1.44     13.2%
  Net income/(loss) ......................        2.65         2.07         1.81        (0.10)         1.62     13.1%
Cash dividends declared per share ........        0.60            -            -            -             -      N/M

FINANCIAL POSITION
Total assets .............................     6,578.8      6,350.0      6,128.6      5,166.1       4,766.8      8.4%
Long-term debt ...........................     3,671.9      3,763.1      3,719.4      2,835.8       2,540.3      9.6%
Stockholders' equity .....................     1,738.4      1,471.0      1,374.1      1,269.7       1,486.3      4.0%

FINANCIAL PERCENTAGES AND RATIOS
Return on revenues-continuing ............         6.6%         7.5%         5.2%        (1.6)%         7.2%
Return on average invested capital (f) ...         7.1%         7.8%         6.6%         2.1%          7.2%
Return on average equity (f) .............        16.0%        19.3%        12.9%        (3.2)%        13.1%
Ratio of earnings to fixed charges (f) ...         2.6          2.7          2.0          2.0           2.6

N/M = Not Meaningful

---------------

Note references are to our Notes to Consolidated Financial Statements.

(a) 2003 includes $10.5 million in pretax charges for write-downs, reserves and recoveries (see Note 8) and $19.1 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2003 results have been reclassified to reflect Harrah's East Chicago and Harrah's Tunica as discontinued operations.

(b) 2002 includes $4.5 million in pretax charges for write-downs, reserves and recoveries (see Note 8), a $6.1 million pretax charge for our exposure under a letter of credit issued on behalf of National Airlines, Inc., and a charge of $91.2 million, net of tax benefits of $2.8 million, related to a change in accounting principle (see Note 3). 2002 also includes the financial results of Jazz Casino Company LLC from the date of our acquisition of a majority ownership interest on June 7, 2002. 2002 results have been reclassified to reflect Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica as discontinued operations.

(c) 2001 includes $17.2 million in pretax charges for write-downs, reserves and recoveries (see Note 8) and $26.2 million of pretax income from dispositions of nonstrategic assets and the settlement of a contingency related to a former affiliate. 2001 also includes the financial results of Harveys Casino Resorts from its July 31, 2001, date of acquisition. 2001 results have been reclassified to reflect Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica as discontinued operations.

(d) 2000 includes $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company LLC, $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for our investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Players International, Inc., from its March 22, 2000, date of acquisition. 2000 results have been reclassified to reflect Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica as discontinued operations.

(e) 1999 includes $2.2 million in pretax charges for write-downs, reserves and recoveries, $59.8 million of pretax gains from sales of our equity interests in nonconsolidated affiliates and $17.0 million in pretax losses on debt retired before maturity. 1999 results have been reclassified to reflect Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica as discontinued operations.

(f)   Ratio computed based on Income/(loss) from continuing operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Harrah's Entertainment, Inc., a Delaware corporation, was incorporated on November 2, 1989, and prior to such date operated under predecessor companies. As of December 31, 2003, we operated 25 casinos in 12 states under the Harrah's, Rio, Showboat and Harveys brand names. Our casinos include land-based casinos and casino hotels, dockside casinos, a greyhound racetrack, a thoroughbred racetrack and managed casinos on Indian lands.

      In this discussion, the words "Harrah's Entertainment," "Company," "we," "our," and "us" refer to Harrah's Entertainment, Inc., together with its subsidiaries where appropriate.

OVERALL OPERATING RESULTS

      On September 27, 2004, we reached an agreement to sell the assets and certain related current liabilities of Harrah's East Chicago and Harrah's Tunica to another gaming company. The sale, which is subject to regulatory approvals, is expected to close in the first quarter of 2005. We have restated our Consolidated Financial Statements to present these properties in Assets/Liabilities held for sale and as part of our discontinued operations. The discussion that follows is related to our continuing operations.

        In 2003, our revenues increased for the sixth consecutive year, but income from operations declined 4.2% from 2002. Higher gaming taxes, significant supply additions and a sluggish economy made for a difficult operating environment. Organic growth, growth through investment and growth through new business development remain priorities of our Company, and costs associated with initiatives to position the Company for another period of sustained growth contributed to the decline in income from continuing operations in 2003 versus the prior year.

                                                                                                       Percentage
                                                                                                  Increase/(Decrease)
                                                                                               -------------------------
                                                  2003            2002            2001         03 vs 02         02 vs 01
                                               ---------       ---------       ---------       --------         --------
(In millions, except earnings per share)
Casino revenues                                $ 3,458.4       $ 3,285.9       $ 2,831.5          5.2%           16.0%
Total revenues                                   3,948.9         3,747.9         3,317.4          5.4%           13.0%
Income from operations                             678.8           708.7           521.8         (4.2)%          35.8%
Income from continuing operations                  261.1           282.2           173.8         (7.5)%          62.4%
Net income                                         292.6           235.0           209.0         24.5%           12.4%
Earnings per share -- diluted
   From continuing operations                       2.36            2.48            1.50         (4.8)%          65.3%
   Net income                                       2.65            2.07            1.81         28.0%           14.4%
Operating margin                                    17.2%           18.9%           15.7%        (1.7)pts         3.2 pts

      Total revenues grew 5.4% in 2003, primarily as a result of a full year of consolidation of Jazz Casino Company LLC ("JCC") into our financial results compared to the partial year in 2002 following our acquisition of a controlling interest in that property, our acquisition of Louisiana Downs, Inc. ("Louisiana Downs") in December 2002 and the subsequent introduction of slot machines at that property in mid-2003, and the contributions received from recent targeted capital investments.

      In 2003, our income from operations decreased 4.2% due primarily to increased gaming taxes in several states and increased development costs. Net income increased 24.5% and diluted earnings per share increased 28.0% over our 2002 results, due to a $91.2 million net charge recorded in 2002 for the impairment of intangible assets acquired in our 1999 acquisition of Rio Hotel and Casino, Inc. ("Rio").

      Certain events that affected our 2003 results, or that may affect future results, are listed below. These items are discussed in greater detail elsewhere in our discussion of operating results and in the Debt and Liquidity section.

      - In December 2002, we acquired a controlling interest in Louisiana Downs, Inc., a thoroughbred racetrack in Bossier City, Louisiana. In May 2003, 900 slot machines were placed in service, and we opened a new, permanent facility with approximately 1,400 slot machines during second quarter 2004.

      - Gaming tax rate changes in several states had a negative effect on income from operations and on our ability to market profitably to some customers of our casinos in those states.

      - Our customer loyalty program, Total Rewards, was enhanced in 2003 to give our customers greater flexibility and control over redemption of their accumulated rewards.

      - We entered into an agreement for a new credit facility to provide up to $1.9625 billion in borrowings, which replaced the $1.857 billion credit and letter of credit facilities. We also issued $500 million in 10-year, unsecured senior notes at 5 3/8 %.

      -     We retired $159.5 million of our 7 7/8 % Senior Subordinated
            Notes. Charges of $19.1 million for premiums paid and the write-off of unamortized deferred financing costs related to the 7 7/8 % Notes and the retired credit facilities were charged to income from continuing operations.

      - We announced an agreement to acquire Horseshoe Gaming Holding Corporation ("Horseshoe Gaming"). The acquisition was completed on July 1, 2004.

      - In third and fourth quarters of 2003, the Company declared cash dividends of 30 cents per share.

      - A charge of $6.3 million was taken in fourth quarter 2003 to write off the remaining goodwill for Harrah's Reno as a result of our annual analysis for impairment of our nonamortizing intangible assets.

STRATEGIC ACQUISITIONS

      As part of our growth strategy and to further enhance our geographic distribution, strengthen our access to valued customers and leverage our technological and centralized services infrastructure, in the past six years we have acquired four casino companies, the remaining interest in the New Orleans casino and a thoroughbred racetrack. All of our acquisition transactions were accounted for as purchases. The following table provides an overview of our acquisition activities and the discussion following the table provides a brief review of our acquisitions during the three years ended December 31, 2003.

                                                       Total                    Number
                                     Date            Purchase     Goodwill        of                   Geographic
Company                            Acquired          Price (a)    Assigned      Casinos                 Location
---------------------            -------------       ---------    --------      -------         -------------------------
(Dollars in Millions)
Showboat, Inc.                   June 1998            $1,045        $322           4(b)         Atlantic City, New Jersey
                                                                                                East Chicago, Indiana
Rio Hotel & Casino, Inc.         January 1999            987          93(c)        1            Las Vegas, Nevada
Players International, Inc.      March 2000              439         204           3            Lake Charles, Louisiana
                                                                                                Metropolis, Illinois
                                                                                                St. Louis, Missouri
Harveys Casino Resorts           July 2001               712         265           4            Central City, Colorado(d)
                                                                                                Council Bluffs, Iowa
                                                                                                (2 properties)
                                                                                                Lake Tahoe, Nevada

JCC Holding Company (e)          June 2002
                                 December 2002           149           -           1            New Orleans, Louisiana
Louisiana Downs, Inc.            December 2002            94          36           1(f)         Bossier City, Louisiana

---------------------
(a) Total purchase price includes the market value of debt assumed determined as of the acquisition date and of assets that were subsequently sold.

(b) Interests in two casinos that were included in the acquisition were subsequently sold, and an agreement was reached in 2004 to sell another casino that was included in this acquisition.

(c) This goodwill was determined to be impaired and was written off in 2002.

(d) This property was sold in 2003.

(e) Acquired additional 14% interest in June 2002 and remaining 37% interest in December 2002.

(f) Acquired a thoroughbred racetrack that was expanded to include slot machines in 2003.

HARVEYS CASINO RESORTS

      On July 31, 2001, we completed our acquisition of Harveys Casino Resorts ("Harveys"). We paid approximately $294 million for the equity interests in Harveys, assumed approximately $350 million in outstanding debt and paid approximately $18 million in acquisition costs. We financed the acquisition, and retired Harveys assumed debt, with borrowings under our established debt programs. The purchase included the Harveys Resort & Casino in Lake Tahoe, Nevada, the Harveys Casino Hotel and the Bluffs Run Casino, both in Council Bluffs, Iowa, and the Harveys Wagon Wheel Hotel/Casino in Central City, Colorado. The addition of the Harveys properties expanded our geographic distribution, increased our nationwide casino square footage by almost 15% and added 1,109 hotel rooms, 149 table games and 5,768 slot machines to serve our customers. The acquisition introduced our Total Rewards customer-loyalty program to 1.7 million potential new customers within 150 miles of Council Bluffs and strengthened our relationships with customers throughout the Nevada-Northern California gaming market.

      With our acquisition of Harveys, we assumed a $50 million contingent liability, which was dependent on the results of a referendum that was decided by the voters in Pottawattamie County, Iowa, in November 2002. The referendum, which re-approved gaming at racetracks and on riverboats for another eight years, passed and we paid an additional $50 million in acquisition costs in fourth quarter 2002.

      In second quarter 2003, we sold Harveys Wagon Wheel Hotel/Casino in Central City, Colorado, which we had concluded was a nonstrategic asset for us. A loss of $0.7 million, net of tax, was recorded on this sale. The Colorado property has been presented in our financial statements as discontinued operations since 2002, and our 2001 results were reclassified to reflect that property as discontinued operations.

JAZZ CASINO COMPANY

      On June 7, 2002, we acquired additional shares of JCC's common stock, which increased our ownership from 49% to 63% and required a change in our accounting treatment for our investment in JCC from the equity method to consolidation of JCC in our financial statements. We began consolidating JCC in our financial results on June 7, 2002. On December 10, 2002, we acquired all of the remaining shares of JCC's stock to increase our ownership to 100%.

      We paid $72.4 million ($10.54 per share) for the additional ownership interest in JCC, acquired approximately $45.8 million of JCC's debt, assumed approximately $28.2 million of JCC's Senior Notes, which we subsequently retired, and incurred approximately $2.4 million of acquisition costs. We financed the acquisition and retired JCC's debt with funds from various sources, including cash flows from operations and borrowings under our established debt programs.

LOUISIANA DOWNS

      On December 20, 2002, we acquired a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana. The agreement gave Harrah's a 95% ownership interest in a company that now owns both Louisiana Downs and Harrah's Shreveport. In May 2003, approximately 900 slot machines were put into service and Louisiana Downs became the only land-based gaming facility in northern Louisiana. We opened a new, permanent facility with approximately 1,400 slot machines during second quarter 2004.

      We paid approximately $94.0 million, including $29.3 million in short-term notes that were paid in full in January 2003 and $15.0 million in equity interest in Harrah's Shreveport, for the interest in Louisiana Downs and approximately $0.5 million of acquisition costs. We financed the acquisition with funds from various sources, including cash flows from operations and borrowings under our established debt programs.

      Subsequent to the end of 2003, we reached an agreement with the minority owners of the company that owns Louisiana Downs and Harrah's Shreveport to purchase their ownership interest in that company. The agreement was consummated during first quarter 2004. The excess of the cost to purchase the minority ownership above the capital balances was assigned to goodwill.

HARRAH'S EAST CHICAGO -- BUYOUT OF MINORITY PARTNERS

      In second quarter 2003, we paid approximately $28.8 million to former partners in the Harrah's East Chicago property to settle outstanding litigation with the partners relating to a buyout in 1999 of the partners' interest in the property and to terminate the contractual rights of the partners to repurchase an 8.55% interest in the property. The two remaining minority partners in our East Chicago property owned, in aggregate, 0.45% of this property. In December 2003 and January 2004, we acquired these ownership interests for aggregate consideration of approximately $0.8 million. As a result of these transactions, the East Chicago property is now wholly owned.

      In September 2004, we entered into an agreement to sell the assets and certain related liabilities of Harrah's East Chicago to an unrelated third party. The sale, which is subject to regulatory approvals, is expected to close in the first quarter of 2005.

      In addition to these completed transactions, we have announced the following planned acquisitions.

HORSESHOE GAMING

      On September 11, 2003, we announced that we had signed a definitive agreement to acquire Horseshoe Gaming. That acquisition was completed on July 1, 2004. A $75 million escrow payment that was made in 2003 was applied to the purchase price. We paid approximately $1.56 billion for Horseshoe Gaming, including assumption of debt valued at $558 million and acquisition costs. We issued a redemption notice on July 1, 2004, for all $558 million of Horseshoe Gaming's outstanding 8 5/8% Senior Subordinated Notes due July 2009 and retired that debt on August 2, 2004. We financed the acquisition and the debt retirement through working capital and established debt programs. The purchase included casinos in Hammond, Indiana; Tunica, Mississippi; and Bossier City, Louisiana.

      In anticipation of our acquisition of Horseshoe gaming, we sold our Harrah's brand casino in Shreveport, Louisiana, in May 2004. After consideration of the sale of Harrah's Shreveport, the Horseshoe acquisition added a net 107,100 square feet of casino space, more than 4,360 slot machines and 138 table games to our existing portfolio. Taken together with our acquisition of the intellectual property rights from Horseshoe Club Operating Company (see paragraph below), this acquisition gave us the rights to the Horseshoe brand in all of the United States.

LAS VEGAS HORSESHOE HOTEL AND CASINO

      In March 2004, we acquired certain intellectual property assets, including the rights to the Horseshoe brand in Nevada and to the World Series of Poker brand and tournament, from Horseshoe Club Operating Company ("Horseshoe Club"), while MTR Gaming Group, Inc. ("MTR Gaming") acquired the remaining assets of the Binion's Horseshoe Hotel and Casino in Las Vegas, Nevada, including the right to use the name "Binion's" at the property, from Horseshoe Club. We are operating the hotel and casino jointly with a subsidiary of MTR Gaming under the provisions of an agreement with an initial term of one year, with options to extend the agreement for two additional years; however, we have notified MTR Gaming that we do not intend to extend the agreement.

CAESARS ENTERTAINMENT

      On July 14, 2004, we signed a definitive agreement to acquire Caesars Entertainment, Inc. ("Caesars") in a cash and stock transaction. Under the terms of the agreement, Caesars' stockholders will receive either $17.75 in cash or
0.3247 shares of Harrah's Entertainment's common stock for each outstanding share of Caesars' common stock, subject to limitations on the aggregate amount of cash to be paid and shares of stock to be issued. Caesars' stockholders will be able to elect to receive solely shares of Harrah's Entertainment's common stock or cash, to the extent available pursuant to the terms of the agreement. The aggregate estimated purchase price, calculated as of July 14, 2004, was approximately $9.4 billion. The purchase price will fluctuate until closing due to changes in the number of outstanding shares of Caesars' stock and the balance of Caesars' outstanding debt. Caesars operates 28 casinos with about two million square feet of gaming space and approximately 26,000 hotel rooms and has significant presence in Las Vegas, Atlantic City and Mississippi. The transaction is subject to regulatory and stockholders' approval and is expected to close during the second quarter of 2005.

REGIONAL RESULTS AND DEVELOPMENT PLANS

      The executive decision makers of our Company review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present the operations of our Company as one reportable segment. In order to provide more detail in a more understandable manner than would be possible on a consolidated basis, our properties have been grouped as follows to facilitate discussion of our operating results:

          West                           East                 North Central              South Central                Managed
--------------------------      ----------------------  --------------------------   ---------------------    ----------------------
Harrah's Reno                   Harrah's Atlantic City  Harrah's Joliet              Harrah's Shreveport       Harrah's Ak-Chin
Harrah's/Harveys Lake Tahoe     Showboat Atlantic City  Harrah's North Kansas City   Harrah's Lake Charles     Harrah's Cherokee
Bill's                                                  Harrah's Council Bluffs      Harrah's New Orleans      Harrah's Prairie Band
Harrah's Las Vegas                                      Bluffs Run                   (after June 7, 2002)      Harrah's Rincon
Rio                                                     Harrah's St. Louis           Harrah's Louisiana Downs  Harrah's New Orleans
Harrah's Laughlin                                       Harrah's Metropolis                                    (prior to June 7,
                                                                                                               2002)

      In addition to the properties listed above, our discontinued operations reflect the results of Harveys Wagon Wheel Hotel/Casino in Central City, Colorado, Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica for all periods presented. Harveys Wagon Wheel Hotel/Casino in Colorado and Harrah's Vicksburg were sold in 2003.

WEST RESULTS


                                                                                 PERCENTAGE
                                                                              INCREASE/(DECREASE)
                                                                              -------------------
(IN MILLIONS)                     2003            2002           2001      03 VS 02          02 VS 01
------------                   ---------       ---------      ---------    --------          --------
Casino revenues                 $  904.7        $  847.7       $  766.7       6.7%             10.6%
Total revenues                   1,346.7         1,265.5        1,184.2       6.4%              6.9%
Income from operations             220.8           193.9          116.5      13.9%             66.4%
Operating margin                    16.4%           15.3%           9.8%      1.1 pts           5.5 pts

SOUTHERN NEVADA

      Strong cross-market and retail play, effective marketing and air charter programs and effective cost control measures drove record revenues and income from operations in Southern Nevada in 2003. We define cross-market play as gaming by customers at Harrah's properties other than their "home" casino, and retail play is defined as Total Rewards customers who typically spend up to $50 per visit. Revenues at Harrah's Las Vegas were 7.3% higher than in 2002, and income from operations was up 23.8%. Rio's revenues increased 12.2% in 2003, and income from operations was 30.3% over last year. Revenues and income from operations were up 4.0% and 11.5%, respectively, at Harrah's Laughlin.

      2002 revenues were 1.3% higher than 2001 revenues in Southern Nevada, where record revenues at Harrah's Las Vegas and Laughlin more than offset the year-over-year decline in revenues at Rio. Revenues at Harrah's Las Vegas and Laughlin increased 3.7% and 7.5%, respectively, while revenues at Rio were 2.5% below 2001 revenues. 2002 income from operations in Southern Nevada increased 94.9% over 2001, driven primarily by improved performance at the Rio due to cost management measures and the property's decision to exit the high-end international table games business in third quarter 2001. A charge of $13 million was recorded in 2001 to recognize the cost of this decision. Cost management measures also contributed to the improved performance in 2002 at Harrah's Las Vegas and Laughlin where income from operations grew 10.9% and 7.5%, respectively from 2001.

NORTHERN NEVADA

      Northern Nevada revenues rose 1.4% in 2003, but income from operations was down 9.3%. Our Northern Nevada properties faced the challenge of increased competition from Indian casinos in California and weak retail and unrated play (play by customers without a Total Rewards card). Increased utilization of air charter programs and targeted marketing programs helped maintain revenues, but the costs of these programs resulted in some margin erosion. With the expectation of continued expansion of Indian gaming in California, we believe that achieving growth at our Northern Nevada properties, particularly in Reno, will be a challenge. Our Lake Tahoe properties will be less affected due to the unique destination qualities of that market and successful execution of our cross-marketing strategy.

      In our annual assessment of goodwill and other nonamortizing intangible assets, we determined that the remaining goodwill associated with our Reno property was impaired. A charge of approximately $6.3 million, representing the remaining unamortized goodwill at Reno, was taken in the fourth quarter of 2003 for this impairment.

      Northern Nevada posted record revenues in 2002 due to the inclusion of a full year's revenues from the Harveys casino, which was acquired on July 31, 2001. This property contributed $136.5 million to Northern Nevada revenues in 2002. Excluding revenues contributed by Harveys from both periods, Northern Nevada revenues were down from 2001 due to weak market conditions in the Reno area caused, in part, by heightened levels of competition from Indian casinos in the Northern California area. Income from operations was 26.3% higher than in 2001, due also to the inclusion of a full year's results from Harveys Lake Tahoe and to cost synergies associated with the integration of the Harveys property into Harrah's systems.

EAST RESULTS

                                                                                   PERCENTAGE
                                                                               INCREASE/(DECREASE)
                                                                               -------------------
(IN MILLIONS)                     2003            2002           2001       03 VS 02         02 VS 01
-------------                     ----            ----           ----       --------         --------
Casino revenues                   $817.1          $808.7         $751.0        1.0%            7.7%
Total revenues                     781.3           777.6          724.0        0.5%            7.4%
Income from operations             217.3           216.9          182.7        0.2%           18.7%
Operating margin                    27.8%           27.9%          25.2%      (0.1) pt         2.7 pts

      Contributions from recent investments at our Atlantic City properties and execution of a highly targeted marketing program helped offset the impact of a new competitor in the Atlantic City market in 2003. At Showboat Atlantic City, where a new hotel tower opened in second quarter 2003 and 450 slot machines were added in third quarter 2003, revenues were up 2.2% and income from operations was 10.1% higher than in 2002. Harrah's Atlantic City's revenues and income from operations declined 0.9% and 5.2%, respectively, from 2002 levels, as that property was more affected by the opening of the first new competitor in Atlantic City in more than a decade. An additional 500 slot machines were added at this property in December 2002.

      Revenues at Harrah's Atlantic City increased for the sixth consecutive year in 2002, and its income from operations, which increased for the fourth consecutive year, was 16.0% higher than in 2001. These increases were driven by the opening of the new hotel tower and the addition of approximately 450 slot machines at this property in second quarter 2002 and by more cost-effective marketing programs. The 452-room addition increased the hotel's capacity to more than 1,600 rooms and completed a project that created an additional 28,000 square feet of casino floor space and expanded a buffet area. These capital improvements cost approximately $180 million.

      Revenues at Showboat Atlantic City increased in 2002 and its income from operations was 24.1% higher than in 2001. Property enhancements and more cost-effective marketing drove the improved results at this property. This property, which is more reliant on customers who travel to Atlantic City by bus, was impacted by the September 11, 2001, terrorist attacks and construction disruptions related to reconfiguration of the casino floor. A reconfiguration of Showboat's casino floor was completed in the second quarter of 2001, a new buffet and coffee shop opened in the fourth quarter of 2001 and our tiered Total Rewards customer-loyalty program was implemented during 2001 at this property.

NORTH CENTRAL RESULTS

                                                                                         PERCENTAGE
                                                                                    INCREASE/(DECREASE)
                                                                                    -------------------
(IN MILLIONS)                           2003            2002           2001      03 VS 02         02 VS 01
-------------                           ----            ----           ----      --------         --------
Casino revenues                      $1,089.2       $1,150.6         $977.7       (5.3)%            17.7%
Total revenues                        1,070.4        1,140.8          993.0       (6.2)%            14.9%
Income from operations                  189.6          254.1          232.1      (25.4)%             9.5%
Operating margin                         17.7%          22.3%          23.4%      (4.6)pts          (1.1)pts

      An agreement has been reached to sell Harrah's East Chicago; therefore, this property is no longer included in our North Central grouping. Results of Harrah's East Chicago have been classified as discontinued operations for all periods presented.

      Higher gaming taxes and competitive pressures in 2003 led to declines in revenues and income from operations at our North Central properties.

      The revenue and income from operations increases reported by the North Central properties for 2002 versus 2001 were due to inclusion of a full year of operations of the Harveys properties, which were acquired July 31, 2001. The year-over-year growth was also enhanced by capital investments that generated strong customer demand and higher cash flow.

ILLINOIS

      Combined 2003 revenues and income from operations at our Illinois properties were 12.1% and 34.3%, respectively, below 2002. Higher gaming and admission taxes, heightened competition and winter storms during the first quarter of 2003 were responsible for the declines. New tax legislation in Illinois in 2003 raised the maximum gaming tax rate to 70% and impacted our income from operations by $16.2 million in 2003. In order to sustain profitability under the higher tax scheme, operational changes were implemented at Joliet in the third quarter, and revenues declined as a result of these changes.

      2002 combined revenues at our Illinois properties were 8.7% higher than in 2001 and income from operations was up 7.5%. 2001 income from operations was negatively impacted by accelerated depreciation on riverboats that were removed from service at Harrah's Joliet in late September 2001, when the property was converted from riverboats to barges. 2002 income from operations was negatively impacted by approximately $24.7 million of additional gaming taxes in Illinois due to state legislations effective July 1, 2002, that raised the maximum graduated gaming tax rate from 35% to 50%.

MISSOURI

      Combined revenues for our Missouri properties declined 4.1% from 2002 and income from operations was down 20.9% due primarily to heightened competition in both the St. Louis and North Kansas City markets. Fourth quarter 2003 results for Harrah's St. Louis were strong, and the rebound from the increased competition continued in 2004, driven by our Total Rewards program and improvements made to the slot floor. In the Kansas City market, a competitor opened its expanded facility in third quarter 2003 and another competitor opened its new barge facility in fourth quarter 2003.

      Construction was completed in 2004 of an $80 million expansion at Harrah's St. Louis, which includes a second hotel tower, redesign of the hotel lobby, new valet parking areas, the addition of parking garage express ramps and the expansion of two restaurants and other amenities. As of December 31, 2003, $29.5 million had been spent on this project.

      2002 combined revenues for our Missouri properties were 4.3% below 2001 revenues, and income from operations was 3.7% below 2001 due to increased competition and intense promotional activity in the St. Louis market.

IOWA

      Combined 2003 revenues from our Iowa properties were 0.9% above 2002 revenues, but income from operations was 10.5% below 2002 due, in part, to higher gaming taxes at our Bluffs Run property, where gaming taxes increased in accordance with a predetermined rate increase.

      On a combined basis, our two Iowa properties contributed $236.7 million in revenues and $35.8 million in income from operations to our 2002 results compared to $103.6 million in revenues and $17.6 million in income from operations for the five months that we owned these properties in 2001.

      The Iowa Supreme Court issued an opinion in June 2002 that has the effect of reducing the gaming tax rate on gaming revenues earned by casinos at racetracks operating in the state, including our Bluffs Run Casino. Casinos at racetracks are taxed at a higher rate (34% in 2003) than the casinos on riverboats operating in Iowa (20%). The Court ruled this disparity was unconstitutional. The State appealed the Iowa Supreme Court's decision to the United States Supreme Court and in June 2003, the United States Supreme Court overturned the ruling by the Iowa Supreme Court on U.S. constitutional grounds; however, in February 2004, the Iowa Supreme Court ruled that the state law that permits the disparity violates the Iowa Constitution. We followed the instructions of the Iowa Racing and Gaming Commission to pay taxes at the 20% rate for Bluffs Run. However, given the uncertainty of this situation, we continued to accrue gaming taxes at the higher rate and accrued approximately $20.3 million in state gaming taxes that we did not have to pay due to legislation passed in April 2004 by the Iowa legislature that effectively settled the issue regarding the gaming tax rates. In accordance with previous agreements and as additional purchase price consideration, an additional payment of approximately $73 million, based on a multiple of the calculated annual savings was paid to Iowa West Racing Association ("Iowa West"), the entity holding the pari-mutuel and gaming license for the Bluffs Run Casino and with whom we have a management agreement to operate that property. The additional payment to Iowa West increased goodwill attributed to the Bluffs Run property. The payment to Iowa West assumed we will operate table games at Bluffs Run and pay a 24% tax rate; however, Iowa West has taken the position that the purchase price adjustment should be based on a tax rate of 22%, which would result in an additional $12 million payment to Iowa West. If an additional payment is required, it will increase goodwill attributed to this property. We anticipate that the issue will be resolved by arbitration.

      In fourth quarter 2004, we announced plans to rebrand the Bluffs Run Casino under the Horseshoe brand as part of an $85 million renovation and expansion of that property. The property's greyhound racetrack will remain in operation and retain the Bluffs Run brand. Pending regulatory approval, construction will begin in February 2005 with completion scheduled for the first quarter of 2006.

SOUTH CENTRAL RESULTS

                                                                                   PERCENTAGE
                                                                               INCREASE/(DECREASE)
                                                                               -------------------
(IN MILLIONS)                             2003        2002          2001     03 VS 02         02 VS 01
-------------                             ----        ----          ----     --------         --------
Casino revenues                          $647.0      $478.4       $335.6       35.2%           42.6%
Total revenues                            659.9       488.2        342.2       35.2%           42.7%
Income from operations                     92.3        78.7         55.3       17.3%           42.3%
Operating margin                           14.0%       16.1%        16.2%      (2.1)pts        (0.1)pt

      An agreement has been reached to sell Harrah's Tunica; therefore, this property is no longer included in our South Central grouping. Results of Harrah's Tunica have been classified as discontinued operations for all periods presented.

      A full year of consolidation of New Orleans' results subsequent to the acquisition of a controlling interest in that property in early June 2002 and results from Louisiana Downs, which was acquired in December 2002, drove combined 2003 revenues at our South Central properties up 35.2% and combined income from operations up 17.3%. Harrah's New Orleans contributed $285.4 million in revenues and $46.8 million in income from operations in 2003 compared to $154.5 million in revenues and $16.0 million in income from operations subsequent to its consolidation in 2002. The opening of an expanded buffet and new steakhouse at Harrah's New Orleans in 2003 attracted new business to that property. Prior to our acquisition of a controlling interest in that property, we had limited ability to invest in amenities, and we are now actively pursuing such opportunities. Construction began in second quarter 2004 on a 26-story, 450-room, $142 million hotel tower at Harrah's New Orleans. The property does not currently operate a hotel, although it does utilize rooms at third-party hotels. The hotel is expected to open in the first quarter of 2006.

      On December 20, 2002, we completed our acquisition of a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana, and in May 2003, 900 slot machines were placed in service there. Construction was completed during second quarter 2004 on Phase II of the expansion of Louisiana Downs, which included a new, permanent facility with approximately 1,400 slot machines. Our renovation and expansion of Louisiana Downs cost approximately $110 million, $56.8 million of which had been spent as of December 31, 2003. Louisiana Downs contributed $56.9 million in revenues in 2003, but preopening costs related to the introduction of slot machines at the facility drove a loss from operations of $1.4 million.

      The increases in combined results for our South Central properties in 2002 over 2001 were also due to the consolidation of New Orleans' results subsequent to the acquisition of a controlling interest in that property in early June 2002. Our growth was also enhanced by capital investments that generated strong customer demand and higher cash flow at Harrah's Shreveport.

      The Lake Charles property continues to contend with increased competition in the area, including the addition of slot machines at a racetrack located closer than our property to one of our Texas feeder markets and additional Indian casino offerings. Approximately $55.4 million of goodwill is allocated to the Lake Charles property. Should the negative operating trend at our Lake Charles property continue, it could impact the annual analysis for the impairment of goodwill for that operating unit.

      Due to decision to sell Harrah's Shreveport, which was completed in second quarter 2004, we classified that property in Assets held for sale on our Consolidated Balance Sheets and ceased depreciating its assets. Since the Horseshoe Gaming acquisition gave us a continued presence in the Shreveport-Bossier City market, Harrah's Shreveport's operating results have not been classified as discontinued operations. The gain from our sale of Harrah's Shreveport was not material.

      On June 30, 2003, we announced an agreement to sell Harrah's Vicksburg and that sale was completed on October 27, 2003. 2003 results for Harrah's Vicksburg are presented as discontinued operations and results for 2002 and 2001 have been reclassified to conform to the 2003 presentation. A loss of $0.5 million, net of tax, resulted from this sale.

MANAGED CASINOS AND OTHER

                                                                         PERCENTAGE
                                                                     INCREASE/(DECREASE)
(IN MILLIONS)                         2003     2002       2001      03 VS 02     02 VS 01
----------------------                ----     ----       ----      --------     --------
Revenues                             $90.6     $75.7      $73.9       19.7%         2.4%
Income from operations                11.4      21.6      (12.1)     (47.2)%        N/M

N/M = Not meaningful

      With the acquisition of the remaining interest in the New Orleans casino in 2002, our managed casinos now consist of four tribal casinos. The table below gives the location and expiration date of the current management contracts for our Indian properties as of December 31, 2003.

                                                                           EXPIRATION OF
      CASINO                              LOCATION                       MANAGEMENT AGREEMENT
---------------------             --------------------------             --------------------
Harrah's Cherokee                 Cherokee, North Carolina                  November 2004
Harrah's Ak-Chin                  near Phoenix, Arizona                     December 2004
Harrah's Rincon                   near San Diego, California                November 2010
Harrah's Prairie Band             near Topeka, Kansas                        January 2008

      In 2004, agreements for the management of Harrah's Cherokee and Harrah's Ak-Chin were extended through November 2011 and December 2009, respectively.

      Revenues from our managed properties were higher in 2003 than in the previous year due to a full year of management fees from Harrah's Rincon Casino and Resort, owned by the Rincon San Luiseno Band of Mission Indians ("Rincon") in Southern California, which opened in August 2002. The increased fees from Rincon were partially offset by changes in fee structures provided by extended management agreements and by the elimination of management fees from Harrah's New Orleans subsequent to its consolidation with our financial results in June 2002.

      2002 revenues from our managed properties were higher than 2001 revenues due to fees from Rincon subsequent to its August 2002 opening and to higher fees from New Orleans prior to its consolidation in June 2002, partially offset by changes in fee structures provided by extended management agreements.

      In 2003, we extended our contract to manage the tribal casino at Rincon, and we have also executed an extension for management of the Cherokee property until November 2011. New contracts may provide for reductions in management fees; however, expansions at the properties are expected to increase the fee base and keep the overall income stream stable.

      A $165 million expansion of the Harrah's Rincon property began in December 2003. The expansion will add a 21-story, 485-room hotel tower, a spa, a new hotel lobby, additional meeting space, additional casino space and a 1,200-space parking structure. The expansion is scheduled to be completed by the end of 2004.

      Construction was completed in third quarter 2004 on a $55 million expansion project at Harrah's Prairie Band. The expansion includes the addition of 198 hotel rooms, a 12,000 square foot convention center and a new restaurant.

      Construction began in January 2004 on a $60 million expansion of Harrah's Cherokee Smoky Mountains Casino in Cherokee, North Carolina, that will add a 15-story, 324-room hotel tower, which is scheduled for completion in second quarter 2005. A 252-room hotel and 30,000 square foot conference center opened at that property in second quarter 2002, and in fourth quarter 2002, an expansion project was completed that added approximately 22,000 square feet of casino space.

      An expansion to the Harrah's Ak-Chin casino opened in first quarter 2001 and included a new 146-room hotel, an additional restaurant, meeting and banquet room facilities, a resort pool and a landscaped courtyard. A new twenty-five year compact between the State of Arizona and the Ak-Chin Indian Community was approved in February 2003. The new compact increases the number of permitted machines and adds blackjack and jackpot poker to the scope of gaming at the Ak-Chin casino.

      Construction costs of Indian casinos and hotels have been funded by the tribes or by the tribes' debt, some of which we guarantee. See Debt and Liquidity for further discussion of our guarantees of debt related to Indian projects.

      Also included in Managed Casinos and Other are our development expenses, brand marketing costs, income from nonconsolidating subsidiaries and other costs that are directly related to our casino operations and development but are not property specific.

OTHER FACTORS AFFECTING NET INCOME

                                                                                                          PERCENTAGE
                                                                                                      INCREASE/(DECREASE)
                                                                                                      -------------------
(INCOME)/EXPENSE                                                  2003      2002         2001      03 VS 02         02 VS 01
----------------                                                 ------    -------      ------     --------         --------
(IN MILLIONS)
-------------
Development costs                                                $ 19.6     $  9.5      $  6.4         N/M            48.4%
Write-downs, reserves and recoveries                               10.5        4.5        17.2         N/M           (73.8)%
Project opening costs                                               7.4        1.7        12.4         N/M           (86.3)%
Corporate expense                                                  52.6       56.6        52.7        (7.1)%           7.4%
Amortization of intangible assets                                   4.8        4.5        23.3         6.7%          (80.7)%
Interest expense, net                                             234.4      240.2       255.8        (2.4)%          (6.1)%
Losses on early extinguishments of debt                            19.1          -           -         N/M               -
Other income                                                       (2.9)      (2.1)      (28.2)       38.1%          (92.6)%
Effective tax rate                                                 36.3%      37.1%       36.6%       (0.8)pt          0.5 pt
Minority interests                                               $ 11.6     $ 14.0      $ 12.6       (17.1)%          11.1%
Discontinued operations, net of income taxes                      (31.6)     (44.0)      (35.2)      (28.2)%          25.0%
Change in accounting principle, net of income taxes                   -       91.2           -         N/M             N/M

N/M = Not meaningful

       Development costs were higher in 2003 due to increased development activities in many jurisdictions considering casinos or casino-like businesses. In 2003, we signed a letter of intent, subject to definitive documents, to form a 50/50 joint venture with Gala

Group, a United Kingdom ("UK") based gaming operator, to develop regional casinos in the UK. The arrangement also permits us to develop UK destination resorts outside of the joint venture. As part of this effort, we formed a joint venture with Gala Group for the purpose of placing options on land in the UK. Development in the UK is dependent on passage of proposed legislative reform of the UK gaming laws and regulations. LuckyMe, our new internet gaming operation based in the UK, began operations in first quarter 2004; however, operations were suspended in the fourth quarter of 2004.

      Write-downs, reserves and recoveries include various pretax charges to record asset impairments, contingent liabilities, project write-offs and recoveries at time of sale of previously recorded reserves for asset impairment. The components of write-downs, reserves and recoveries were as follows:

                                                                         2003       2002       2001
                                                                       ---------  --------   -------
(IN MILLIONS)
-------------
Impairment of goodwill                                                      $6.3        $-        $-
Impairment of long-lived assets                                              2.5       1.5       8.2
Write-off of abandoned assets and other costs                                2.6       6.3       7.3
Settlement of sales tax contingency                                         (0.9)     (6.5)        -
Charge for structural repairs at Reno                                          -       5.0         -
Termination of contracts                                                       -       0.2         -
Recoveries from previously impaired assets and reserved amounts                -      (2.0)     (0.6)
Reserves for New Orleans casino                                                -         -       2.3
                                                                       ---------  --------   -------
                                                                           $10.5      $4.5     $17.2
                                                                       =========  ========   =======

      Project opening costs for each of the three years presented include costs incurred in connection with the integration of acquired properties into the Harrah's systems and technology and costs incurred in connection with expansion and renovation projects at various properties.

      Corporate expense decreased 7.1% in 2003 from 2002, primarily due to lower incentive compensation plan expenses.

      Amortization of intangible assets in 2003 was basically flat compared to 2002 and both years are considerably lower than in 2001 due to the implementation of Statement of Financial Standards ("SFAS") No. 142 in first quarter 2002, whereby we ceased amortization of goodwill and intangible assets with indefinite lives. Certain other intangible assets with defined lives related to acquisitions are being amortized. (See Notes 2 and 3 to our Consolidated Financial Statements.)

      The Company's average debt balance was slightly higher in 2003 than in 2002; however, interest expense was lower due to lower interest rates throughout 2003 on variable rate debt. Our average debt balance was also higher in 2002 than in 2001 due to acquisitions and our stock repurchase program, but interest expense decreased in 2002 from 2001 due to lower rates on variable rate debt. The average interest rate on our variable-rate debt, excluding the impact of our swap agreements, was 2.3% at December 31, 2003 and 2002, compared to 4.0% at December 31, 2001. A change in interest rates will impact our financial results. Assuming a constant outstanding balance for our variable-rate debt for the next twelve months, a hypothetical 1% change in corresponding interest rates would change interest expense for the next twelve months by approximately $11.1 million. Our variable rate debt, including fixed-rate debt for which we have entered into interest rate swap agreements, represents approximately 33% of our total debt, while our fixed-rate debt is approximately 67% of our total debt. (For discussion of our interest rate swap agreements, see Debt and Liquidity, Interest Rate Swap Agreements.)

      Losses on the early extinguishments of debt represent premiums paid and write-offs of unamortized deferred financing costs associated with debt retired before maturity. In compliance with SFAS No. 145 (See Note 6 to our Consolidated Financial Statements) these losses on early extinguishments of debt no longer qualify for presentation as extraordinary items. (See Debt and Liquidity -- Extinguishments of Debt.)

      2003 Other income includes interest income on the cash surrender value of life insurance policies and settlement of a litigation claim, partially offset by benefits from a life insurance policy. 2002 Other income included interest income on the cash surrender value of life insurance policies, net proceeds from litigation settlements and other miscellaneous items. In 2001, Other income included a gain on the settlement of the 1998 condemnation of land in Atlantic City, the sale of nonstrategic land in Nevada and resolution of a contingency related to a former affiliate.

      The effective tax rate for 2003, as well as for 2002 and 2001, is higher than the federal statutory rate primarily due to state income taxes. The effective tax rate in 2001 was also affected by that portion of our goodwill amortization that was not deductible for tax purposes. With the cessation of goodwill amortization in the first quarter of 2002 as the result of the implementation of SFAS No. 142, our effective tax rate declined from the 2001 rate; however, our effective tax rate increased in second quarter 2002 due to the exposure to higher state income taxes enacted in that year.

      Minority interests reflect joint venture partners' shares of income at joint venture casinos.

      Discontinued operations reflect the results of Harveys Wagon Wheel Hotel/Casino in Central City, Colorado, Harrah's Vicksburg, Harrah's East Chicago and Harrah's Tunica. Colorado and Harrah's Vicksburg were sold in 2003. 2002 and 2001 results for these properties have been reclassified to conform to the 2003 presentation. (See Note 15.)

      The change in accounting principle represents the first quarter 2002 charge for the impairment of Rio's goodwill and trademark recorded in connection with the implementation of SFAS No. 142. (See Note 3 to our Consolidated Financial Statements.)

CAPITAL SPENDING AND DEVELOPMENT

      Part of our plan for growth and stability includes disciplined capital improvement projects, and 2003, 2002 and 2001 were all years of significant capital reinvestment.

      In addition to the specific development and expansion projects discussed in Regional Results and Development Plans, we perform on-going refurbishment and maintenance at our casino entertainment facilities to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment facilities that meet our strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

      Our capital spending for 2003 totaled approximately $427.0 million. 2002 capital spending was approximately $376.0 million, excluding the costs of our acquisitions of Louisiana Downs and the remaining interest in JCC, and 2001 capital spending was $550.5 million, excluding the costs of our acquisition of Harveys. Estimated total capital expenditures for 2004 are expected to be between $600 million and $625 million and do not include estimated expenditures for our acquisition of Horseshoe Gaming, our announced acquisition of Caesars or for unidentified development opportunities.

      Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs (see Debt and Liquidity), joint venture partners, specific project financing, guarantees of third-party debt and, if necessary, additional debt and/or equity offerings.

DEBT AND LIQUIDITY

      We generate substantial cash flows from operating activities, as reflected on the Consolidated Statements of Cash Flows. These cash flows reflect the impact on our consolidated operations of the success of our marketing programs, our strategic acquisitions, on-going cost containment focus and favorable variable interest rates. For 2003, we reported cash flows from operating activities of $666.8 million, a 3.2% increase over the $646.2 million reported in 2002. The 2002 amount reflected a 9.4% decrease over the 2001 level.

      We use the cash flows generated by the Company to fund reinvestment in existing properties for both refurbishment and expansion projects, to pursue additional growth opportunities via strategic acquisitions of existing companies and new development opportunities and to return capital to our stockholders in the form of stock repurchase programs and dividends. When necessary, we supplement the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements.

      Our cash and cash equivalents totaled approximately $397.9 million at December 31, 2003, compared to $384.4 million at December 31, 2002. The following provides a summary of our cash flows for the years ended December 31.

                                                           2003         2002         2001
                                                        ---------    ---------    ---------
(IN MILLIONS)
-------------
Cash provided by operating activities                   $   666.8    $   646.2    $   713.4
Capital investments                                        (381.8)      (355.5)      (445.6)
Payments for business acquisitions                          (75.0)      (162.4)      (251.9)
Investments in affiliates                                    (4.2)           -         (5.7)
Proceeds from asset/investment sales                          4.8         34.6         30.7
Other investing activities                                  (14.9)        (7.2)       (12.9)
                                                        ---------    ---------    ---------
   Free cash flow                                           195.7        155.7         28.0
Cash (used in)/provided by financing activities            (248.0)      (173.3)        79.4
Cash provided by/(used for) assets held for sale             65.9         77.0        (51.9)
                                                        ---------    ---------    ---------
   Net increase in cash and cash equivalents            $    13.6    $    59.4    $    55.5
                                                        =========    =========    =========

      We believe that our cash equivalents balance, our cash flow from operations and the financing sources discussed herein, will be sufficient to meet our normal operating requirements during the next twelve months and, to fund additional acquisitions, including our announced Horseshoe Gaming acquisition, or investments. In addition, we may consider issuing additional debt or equity securities in the future to fund potential acquisitions or growth or to refinance existing debt. We continue to review additional opportunities to acquire or invest in companies, properties and other investments that meet our strategic and return on investment criteria. If a material acquisition or investment is completed, our operating results and financial condition could change significantly in future periods.

      The majority of our debt is due in December 2005 and beyond. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt and/or equity offerings.

CREDIT AGREEMENT

      On April 29, 2003, we entered into an agreement for new credit facilities (the "Credit Agreement") for up to $1.9625 billion in borrowings. This Credit Agreement replaced the $1.857 billion credit and letter of credit facilities that were scheduled to mature in April 2003 ($332 million) and April 2004 ($1.525 billion). The Credit Agreement matures on April 23, 2008, and consists of a five-year revolving credit facility for up to $1.0625 billion and a five-year term reducing facility for up to $900 million. The Credit Agreement contains a provision that would allow an increase in the borrowing capacity to $2 billion, if mutually acceptable to us and our lenders. Interest on the Credit Agreement is based on our debt ratings and leverage ratio and is subject to change. As of December 31, 2003, the Credit Agreement bore interest based upon 105 points over LIBOR and bore a facility fee for borrowed and unborrowed amounts of 25 basis points. At our option, we may borrow at the prime rate under the new Credit Agreement. As of December 31, 2003, $947.8 million in borrowings were outstanding under the Credit Agreement with an additional $66.5 million committed to back letters of credit. After consideration of these borrowings, but before consideration of amounts borrowed under the commercial paper program, $948.2 million of additional borrowing capacity was available to the Company as of December 31, 2003.

      In June 2004, the Credit Agreement was amended to convert the $1.0625 billion revolving credit facility and $900 million term reducing facility to a $2.5 billion revolving credit facility, to reduce the interest rate and to extend the maturity to April 2009. The amendment also contains a provision that would allow an increase in the borrowing capacity to $3.0 billion, if mutually acceptable to the Company and the lenders. Interest on the Credit Agreement is based on our debt ratings and leverage ratio and is subject to change.

INTEREST RATE SWAP AGREEMENTS

      To manage the mix of our debt between fixed and variable rate instruments, we entered into interest rate swap agreements to modify the interest characteristics of our outstanding debt without an exchange of the underlying principal amount. The differences to be paid or received under the terms of our interest rate swap agreements are accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of our interest rate swap agreements will have a corresponding effect on our future cash flows.

      These agreements contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions, and do not anticipate nonperformance by the counterparties.

      As of December 31, 2003, we were a party to two interest rate swaps for a total notional amount of $200 million. These swaps were effective December 29, 2003, and will expire December 15, 2005. Subsequent to the end of 2003, we entered into two additional swap agreements for a total notional amount of $300 million, $200 million of which will expire in June 2007, and $100 million of which will expire in December 2005. The following table summarizes the terms of our swap agreements.

                                         FIXED        VARIABLE       NEXT                   SWAP
                         NOTIONAL        RATE           RATE        RESET                EXPIRATION
SWAP EFFECTIVE DATE       AMOUNT       RECEIVED         PAID         DATE                   DATE
                       (IN MILLIONS)
-------------------    -------------   ---------      -------    ----------------     --------------
Dec. 29, 2003              $ 50         7.875%        6.968%     December 15, 2004     Dec. 15, 2005
Dec. 29, 2003               150         7.875%        6.972%     December 15, 2004     Dec. 15, 2005
Jan. 30, 2004               200         7.125%        5.399%     December 15, 2004     June  1, 2007
Feb. 2, 2004                100         7.875%        6.975%     December 15, 2004     Dec. 15, 2005

COMMERCIAL PAPER

      To provide the Company with cost-effective borrowing flexibility, we have a $200 million commercial paper program that is used to borrow funds for general corporate purposes. Although the debt instruments are short-term in tenor, they are classified as long-term debt because the commercial paper is backed by our Credit Agreement, and we have committed to keep available capacity under our Credit Agreement in an amount equal to or greater than amounts borrowed under this program. At December 31, 2003, $50 million was outstanding under this program.

ISSUANCE OF NEW DEBT

      In addition to our Credit Agreement, we have issued debt and entered into credit agreements to provide the Company with cost-effective borrowing flexibility and to replace short-term. The table below summarizes the face value of debt obligations entered into during the three years ended December 31, 2003.


                                                           FACE VALUE
                                                         OUTSTANDING AT
DEBT                       ISSUED            MATURES    DECEMBER 31, 2003
----                       ------            -------    -----------------
                                                          (IN MILLIONS)
Commercial Paper           2003              2004                $ 50.0
5.375% Senior Notes        December 2003     2013                 500.0
8.0% Senior Notes          January 2001      2011                 500.0
7.125% Senior Notes        June 2001         2007                 500.0

      In June 2004, we issued $750 million of 5.5% Senior Notes due in 2010 in a Rule 144A private placement. We exchanged the 5.5% Senior Notes with the fully registered 5.5% Senior Notes in October 2004.

EXTINGUISHMENTS OF DEBT

      Funds from the new debt discussed above, as well as proceeds from our Credit Agreement, were used to retire certain of our outstanding debt, in particular those debt obligations assumed in our acquisition transactions, to reduce our effective interest rate and/or lengthen maturities. The following table summarizes the debt obligations, in addition to our previous credit and letter of credit facilities, that we retired over the three years ended December 31, 2003.

                                                                                                           FACE
                                    DATE                                                                   VALUE
ISSUER                             RETIRED                  DEBT EXTINGUISHED                             RETIRED
------                             -------                  -----------------                             -------
                                                                                                       (IN MILLIONS)
Harrah's Operating Company       December 2003    Senior Subordinated Notes due 2005                          $147.1
Harrah's Operating Company       August 2003      Senior Subordinated Notes due 2005                            12.4
JCC                              December 2002    Senior Notes due 2008                                         28.2
Harveys                          September 2001   10.625% Senior Subordinated Notes due 2006                   150.0
Showboat                         August 2001      13% Senior Subordinated Notes due 2009                         2.1
Harveys                          July 2001        Credit facility due 2004                                     192.0

      In July 2003, our Board of Directors authorized the Company to retire, from time to time through cash purchases, portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations, borrowings from our Credit Agreement and our new Senior Notes. Such repurchases will depend on prevailing market conditions, the Company's liquidity requirements, contractual restrictions and other factors. As of December 31, 2003, $159.5 million of our 7 7/8% Senior Subordinated Notes had been retired under this authorization.

      Charges of $19.1 million representing premiums paid and write-offs of unamortized deferred financing costs associated with the early retirement of portions of our 7 7/8% Senior Subordinated Notes and of our previous credit and letter of credit facilities were recorded in 2003. In compliance with SFAS No. 145, these losses no longer qualify for presentation as extraordinary items and are, therefore, included in income from continuing operations on our Consolidated Statements of Income.

EQUITY REPURCHASE PROGRAMS

      During the past three years, our Board of Directors has authorized plans whereby we have purchased shares of the Company's common stock in the open market from time to time as market conditions and other factors warranted. The table below summarizes the plans in effect during the past three years.

                        NUMBER       NUMBER OF SHARES      AVERAGE
                      OF SHARES       PURCHASED AS OF       PRICE
PLAN AUTHORIZED       AUTHORIZED     DECEMBER 31, 2003    PER SHARE
---------------       ----------     -----------------    ---------
July 2001            6.0 million       6.0 million           $37.15
July 2002            2.0 million       1.4 million            39.24
November 2002        3.0 million       0.5 million            35.87

      The November 2002 authorization was to expire December 31, 2003, but it has been extended until December 31, 2004. The repurchases were funded through available operating cash flows and borrowings from our established debt programs.

      In November 2004, our Board of Directors authorized the purchase of 3.5 million shares of common stock in the open market and negotiated purchases through the end of 2005. The 3.5 million shares include 1.5 million shares available to be purchased pursuant to the authorization that was to expire December 31, 2004, plus an additional 2.0 million shares.

GUARANTEES OF THIRD-PARTY DEBT AND OTHER OBLIGATIONS AND COMMITMENTS

      The following tables summarize our contractual obligations and other commitments as of December 31, 2003.

                                                               PAYMENTS DUE BY PERIOD
                                                 ----------------------------------------------------
                                                            LESS THAN     1-3        4-5      AFTER 5
CONTRACTUAL OBLIGATIONS                          TOTAL       1 YEAR      YEARS      YEARS      YEARS
-----------------------                          -----       ------      -----      -----      -----
(IN MILLIONS)
Debt                                             $3,672.8       $1.3    $1,273.9    $821.6    $1,576.0
Capital lease obligations                             0.7        0.3         0.4         -           -
Operating lease obligations                         628.4       43.0       103.9      58.7       422.8
Purchase orders obligations                          45.0       45.0           -         -           -
Guaranteed payments to State of Louisiana           134.8       60.0        74.8         -           -
Community reinvestment                               94.3        4.3        12.3       8.4        69.3
Construction commitments                             81.5       81.5           -         -           -
Other contractual obligations                        43.1       30.9         8.9       1.5         1.8
                                                 --------     ------    --------    ------    --------
                                                 $4,700.6     $266.3    $1,474.2    $890.2    $2,069.9
                                                 ========     ======    ========    ======    ========

                                                    AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                             -------------------------------------------------------
                                             TOTAL AMOUNTS  LESS THAN     1-3        4-5      OVER 5
OTHER COMMITMENTS                              COMMITTED     1 YEAR      YEARS      YEARS     YEARS
-----------------                              ---------     ------      -----      -----     -----
(IN MILLIONS)
Guarantees of loans                              $152.9       $30.9      $103.3     $18.7        $-
Letters of credit                                  66.5        66.5           -         -         -
Minimum payments to tribes                         26.7        13.4         5.4       2.4       5.5

      The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the contracts for the four managed Indian-owned facilities now open, which extend for periods of up to 83 months from December 31, 2003, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of their obligations, including their debt service.

      We may guarantee all or part of the debt incurred by Indian tribes with which we have entered a management contract to fund development of casinos on the Indian lands. For all existing guarantees of Indian debt, we have obtained a first lien on certain personal property (tangible and intangible) of the casino enterprise. There can be no assurance, however, that the value of such property would satisfy our obligations in the event these guarantees were enforced. Additionally, we have received limited waivers from the Indian tribes of their sovereign immunity to allow us to pursue our rights under the contracts between the parties and to enforce collection efforts as to any assets in which a security interest is taken. The aggregate outstanding balance of such debt as of December 31, 2003, was $112.9 million. In 2004, we guaranteed additional debt for a tribe with which we have a management agreement, increasing our maximum commitment by approximately $140 million.

      Some of our guarantees of the debt for casinos on Indian lands were modified during 2003, triggering the requirements under Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to recognize a liability for the estimated fair value of those guarantees. Liabilities, representing the fair value of our guarantees, and corresponding assets, representing the portion of our management fee receivable attributable to our agreements to provide the related guarantees, were recorded and are being amortized over the lives of the related agreements. We estimate the fair value of the obligation by considering what premium would have been required by us or by an unrelated party. The amounts recognized represent the present value of the premium in interest rates and fees that would have been charged to the tribes if we had not provided the guarantees. The unamortized balance of the liability for the guarantees and of the related assets at December 31, 2003, was $7.0 million.


EFFECTS OF CURRENT ECONOMIC AND POLITICAL CONDITIONS

COMPETITIVE PRESSURES

      Due to the limited number of new markets opening for development in recent years, many casino operators are reinvesting in existing markets to attract new customers, thereby increasing competition in those markets. As companies have completed expansion projects, supply has typically grown at a faster pace than demand in some markets and competition has increased significantly. Furthermore, several operators, including Harrah's, have announced plans for additional developments or expansions in some markets.

      The Louisiana legislature has authorized the use of slot machines at horse racing tracks in four parishes in Louisiana. We operate casinos in three of these markets. In first quarter 2002, a horse racing facility, located in one of those parishes where the use of slot machines has been authorized and near our property in Lake Charles, Louisiana, opened with approximately 1,500 machines. The horse racing facility is approximately twenty-five miles closer to one of our major feeder markets than our property. Revenues and income from operations at our Lake Charles property have been negatively impacted by the addition of this new competitor. In fourth quarter 2002, we acquired a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana, which is in another of the parishes where the use of slot machines has been authorized and is located near our Shreveport property. In Orleans Parish, where Harrah's New Orleans is located, voters approved the use of slot machines at a racetrack in October 2003.

      In the third quarter of 2001, the State of Louisiana selected a competitor to receive the fifteenth and final riverboat gaming license to be issued by the State, under the legislation legalizing riverboat gaming in that State. The competitor's project is for a riverboat casino in Lake Charles. Construction of that facility began in September 2003, and it is anticipated to open by mid-2005. We believe that the new riverboat competition in the Lake Charles area will have a negative impact on our operations there.

      In Atlantic City, a competitor opened a 2,000-room hotel and casino in July 2003 and in 2004, announced plans to expand gaming and nongaming amenities, including a new hotel tower, at that property. A competitor in Missouri completed a large casino expansion in third quarter 2002 that is located near our St. Louis property, a competitor in the Joliet market completed a new barge facility in second quarter 2002 and another competitor in the Chicagoland market replaced its boats with barges in second quarter 2003. In the Kansas City market, a competitor opened its expanded facility in third quarter 2003 and another competitor opened its new barge facility in fourth quarter 2003. The short-term impact of increased competition in these markets has been negative. In Illinois, we are bidding on the final gaming license to be issued by the State and, if we are not successful and a competitor location is chosen, it could have an impact on our Chicagoland operations.

      A competitor is scheduled to open a new property in Las Vegas in 2005, which could impact our properties there.

      In October 2001, the legislature of the State of New York approved a bill authorizing six new tribal casinos in that state and video lottery terminals at tracks. The measure allows the governor of New York to negotiate gaming compacts with American Indian tribes to operate three casinos in the Catskills and three casinos in western New York.

      In September 1999, the State of California and approximately 60 Indian tribes executed Class III Gaming Compacts, which other California tribes can join. The Compacts will allow each tribe to operate, on tribal trust lands, two casinos with up to 2,000 slot machines per tribe and unlimited house-banked card games. Our own agreements with Rincon are a result of these events (see Regional Results and Development Plans, Managed Casinos and Other).

      Other states are also considering legislation enabling the development and operation of casinos or casino-like operations.

      Although the short-term effect of such competitive developments on our Company generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that these trends and events will have on current or future markets. We believe that the geographic diversity of our operations; our focus on multi-market customer relationships; our service training, our rewards and customer loyalty programs; and our continuing efforts to establish our brands as premier brands upon which we have built strong customer loyalty have well-positioned us to face the challenges present within our industry. We utilize the capabilities of WINet, a sophisticated nationwide customer database, and Total Rewards, a nationwide loyalty program that allows our customers to earn cash, comps and other benefits for playing at Harrah's Entertainment casinos. We believe these sophisticated marketing tools provide us with competitive advantages, particularly with players who visit more than one market.

POLITICAL UNCERTAINTIES

      The casino entertainment industry is subject to political and regulatory uncertainty. From time to time, individual jurisdictions have also considered legislation or referendums, which could adversely impact our operations. The likelihood or outcome of similar legislation and referendums in the future cannot be predicted.

      The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, which would affect the industry. It is not possible to determine the scope or likelihood of possible future changes in tax laws or in the administration of such laws. If adopted, such changes could have a material adverse effect on our financial results.

ADDITION OF INTERNATIONAL OPERATIONS

     The planned acquisition of Caesars will include certain properties located in countries outside the United States. International operations are subject to inherent risks including variation in local economies, currency fluctuation, greater difficulty in accounts receivable collection, trade barriers, burden of complying with a variety of international laws and political and economic instability.

     In addition, Caesars has announced plans to develop and operate a casino in the United Kingdom, partnering with Quintain Estates and Development Group. Development in the United Kingdom is dependent on passage of proposed legislative reform of the United Kingdom gaming laws and regulations.

ECONOMIC CONDITIONS

      Historically, economic conditions have had little effect on our operations, but we believe that adverse economic conditions did have some impact on our 2003 operating results and could affect future results. We feel that our marketing programs, use of our technology to change the mix of slot machines and table games and our cost management programs have helped offset the impact of the sluggish economy.

NATIONAL DEFENSE AND HOMELAND SECURITY MATTERS

      The September 11, 2001, terrorist attacks, the potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted. For example, the United States Coast Guard is considering regulations designed to increase homeland security, which, if passed, could affect some of our properties and require significant expenditures to bring such properties into compliance. Furthermore, given current conditions in the global insurance markets, we are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

      We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment, fair value of guarantees and self-insurance reserves, the purchase price allocations made in connection with our acquisitions and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. There can be no assurance that actual results will not differ from our estimates. The policies and estimates discussed below are considered by management to be those in which our policies, estimates and judgments have a significant impact on issues that are inherently uncertain.

PROPERTY AND EQUIPMENT

      We have significant capital invested in our property and equipment, which represents approximately 58% of our total assets. Judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of the asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

GOODWILL AND OTHER INTANGIBLE ASSETS

      We have approximately $1.0 billion in goodwill and other intangible assets on our Consolidated Balance Sheet resulting from our acquisition of other businesses. An accounting standard adopted in 2002 requires an annual review of goodwill and other nonamortizing intangible assets for impairment. We completed our initial assessment for impairment of goodwill and other nonamortizing intangible assets and recorded an impairment charge in first quarter 2002. We complete our annual assessment for impairment in fourth quarter each year, and in fourth quarter 2003, we determined that, except for the goodwill associated with Harrah's Reno, goodwill and intangible assets with indefinite lives have not been impaired. A charge was recorded in fourth quarter for the impairment of Reno's remaining goodwill. The annual evaluation of goodwill and other nonamortizing intangible assets requires the use of estimates about future operating results of each reporting unit to determine their estimated fair value. Changes in forecasted operations can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

TOTAL REWARDS POINT LIABILITY PROGRAM

      Our customer rewards program, Total Rewards, offers incentives to customers who gamble at our casinos throughout the United States. Prior to 2003, customers received cash-back and other offers made in the form of coupons that were mailed to the customer and were redeemable on a subsequent visit to one of our properties. The coupons generally expired 30 days after they were issued. Given the requirement of a return visit to redeem the offer and the short-term expiration date, with no ability to renew or extend the offer, we recognized the expense of these offers when the coupons were redeemed.

      In fourth quarter 2002, a decision was made to change our Total Rewards program in 2003 to give our customers greater flexibility and control over the rewards they receive for playing at our casinos. Under the new program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits under the revised program, our accounting for the Total Rewards program changed and we accrue the expense of reward credits, after consideration of estimated breakage, as they are earned. To implement this change in the program, an initial bank of reward credits was offered to our existing customers. The amount of credits offered for this initial bank was calculated based upon 2002 tracked play at our casinos. As a result of the decision to extend this initial offer, an accrual of $6.9 million was recorded in 2002 to recognize our estimate of the expense of this implementation offer. Under the current program, the value of the cost to provide reward credits is expensed as the reward credits are earned. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2003, $25.7 million was accrued for the cost of anticipated Total Rewards credit redemptions. The Company is planning to integrate the properties acquired from Horseshoe Gaming in 2004 into our Total Rewards Program.

BAD DEBT RESERVES

      We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. At December 31, 2003, we had $51.5 million in our bad debt reserve. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts.

SELF-INSURANCE ACCRUALS

      We are self-insured up to certain limits for costs associated with general liability, workers' compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2003, we had total self-insurance accruals reflected on our Consolidated Balance Sheet of $89.3 million. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

RECENTLY ISSUED AND PROPOSED ACCOUNTING STANDARDS

      The following are accounting standards adopted or issued in 2003 that are applicable to our Company.

      During second quarter 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. For our Company, SFAS No. 143 was effective in 2003, and had no effect on our financial statements.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which all but eliminates the presentation in income statements of debt extinguishments as extraordinary items. For our Company, SFAS No. 145 was effective for our fiscal years beginning after May 15, 2002. We implemented SFAS No. 145 on January 1, 2003, and have presented 2003 losses on early extinguishments of debt as a component of our Income from continuing operations. In accordance with SFAS No. 145, we have also reclassified prior periods.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which generally requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 was effective for exit or disposal activities initiated after December 31, 2002, and had no effect on our financial results.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") which requires future guarantee obligations to be recognized as liabilities at inception of the guarantee contract and increases disclosure requirements for guarantees. The initial recognition provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the FIN 45 were implemented in 2002, with the initial recognition provisions adopted beginning January 1, 2003. (See Debt and Liquidity, Guarantees of Third-Party Debt and Other Obligations and Commitments.)

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123," to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, and the annual disclosure provisions were implemented in our 2002 Annual Report. We implemented the interim disclosure provisions in first quarter 2003.

      In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special-purpose entities." Companies were required to apply the provisions of FIN 46 prospectively for all variable interest entities created after January 31, 2003. In December 2003, the FASB issued a revision to FIN 46 to clarify some of the provisions of the original interpretation and to exempt certain entities from its requirements. The additional guidance explains how to identify variable interest entities and how an enterprise should assess its interest in an entity to decide whether to consolidate that entity. Application of revised FIN 46 is required for public companies with interests in "special-purpose entities" for periods ending after December 15, 2003. Application for public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 did not have a significant impact on our results of operations or financial position.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". Public companies (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS No. 123(R) requires that we recognize an expense for our equity-based compensation programs, including stock options. We are currently evaluating the provisions of SFAS No. 123(R) to determine its impact on our future financial statements.

PRIVATE SECURITIES LITIGATION REFORM ACT

      This current report on Form 8-K contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout the report. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of the management of the Company and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in the Company's reports filed with the Securities and Exchange Commission.

      In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

       - the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

       - construction factors, including delays, increased costs for labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

       - the effects of environmental and structural building conditions relating to our properties;

       - the ability of the Company to complete the merger with Caesars and to timely and cost-effectively integrate Caesars and Horseshoe into the Company's operations;

       - access to available and feasible financing, including financing for the merger of Caesars into the Company, on a timely basis;

       - changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

       - litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

       - the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same casino or hotel sales;

       - the ability to recoup costs of capital investments through higher revenues;

       - acts of war or terrorist incidents;

       - abnormal gaming holds; and

       - the effects of competition, including locations of competitors and operating and market competition.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this current report or to reflect the occurrence of unanticipated events, except as required by law.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Harrah's Entertainment, Inc.
Las Vegas, Nevada

      We have audited the accompanying consolidated balance sheets of Harrah's Entertainment, Inc. and subsidiaries ("Harrah's Entertainment") as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of Harrah's Entertainment's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrah's Entertainment as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 3 to the Consolidated Financial Statements, Harrah's Entertainment changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002 and recorded a cumulative effect of a change in accounting principle in the first quarter of 2002.

Deloitte & Touche LLP

Las Vegas, Nevada
March 3, 2004
(December 16, 2004 as to Notes 15 and 16)

                          HARRAH'S ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                                                          December 31,
                                                                                               -------------------------------
                                                                                                   2003               2002
                                                                                               ------------       ------------
ASSETS
Current assets
   Cash and cash equivalents........................................................           $    397,942       $    384,365
   Receivables, less allowance for doubtful accounts of $51,466 and $55,860.........                 90,991             91,244
   Deferred income taxes (Note 9)...................................................                 68,323             61,659
   Income tax receivable............................................................                 36,166             43,088
   Prepayments and other............................................................                 55,929             48,764
   Inventories......................................................................                 22,546             21,192
                                                                                               ------------       ------------
      Total current assets..........................................................                671,897            650,312
                                                                                               ------------       ------------

Land, buildings, riverboats and equipment
   Land and land improvements.......................................................                729,441            723,054
   Buildings, riverboats and improvements...........................................              3,217,386          3,071,369
   Furniture, fixtures and equipment................................................              1,361,963          1,213,629
   Construction in progress.........................................................                111,219             72,527
                                                                                               ------------       ------------
                                                                                                  5,420,009          5,080,579
   Less:  accumulated depreciation..................................................             (1,581,134)        (1,356,250)
                                                                                               ------------       ------------
                                                                                                  3,838,875          3,724,329
Assets held for sale (Notes 15 and 16)..............................................                688,106            731,711
Goodwill (Notes 2 and 3)............................................................                701,133            735,615
Intangible assets (Note 3)..........................................................                315,019            271,227
Investments in and advances to nonconsolidated affiliates (Note 14).................                  6,537              3,333
Escrow deposit for pending acquisition (Notes 2 and 16).............................                 75,000                  -
Deferred costs and other (Note 5)...................................................                282,277            233,522
                                                                                               ------------       ------------
                                                                                               $  6,578,844       $  6,350,049
                                                                                               ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable.................................................................           $    117,941       $    110,199
   Accrued expenses (Note 5)........................................................                463,466            440,356
   Short-term debt (Note 6).........................................................                      -             60,250
   Current portion of long-term debt (Note 6).......................................                  1,632              1,466
                                                                                               ------------       ------------
      Total current liabilities.....................................................                583,039            612,271

Liabilities held for sale (Notes 15 and 16).........................................                 10,796             18,083
Long-term debt (Note 6).............................................................              3,671,889          3,763,066
Deferred credits and other..........................................................                194,017            181,919
Deferred income taxes (Note 9)......................................................                330,674            263,661
                                                                                               ------------       ------------
                                                                                                  4,790,415          4,839,000
                                                                                               ------------       ------------
Minority interests..................................................................                 49,989             40,041
                                                                                               ------------       ------------
Commitments and contingencies (Notes 2, 7 and 11 through 14)

Stockholders' equity (Notes 4, 13 and 14)
   Common stock, $0.10 par value, authorized - 360,000,000 shares, outstanding - 110,889,294  and 109,708,831 shares (net of 35,078,478
    and 34,416,975 shares held in treasury).........................................                 11,089             10,971
   Capital surplus..................................................................              1,277,903          1,224,808
   Retained earnings................................................................                466,662            260,297
   Accumulated other comprehensive income/(loss)....................................                    151               (415)
   Deferred compensation related to restricted stock................................                (17,365)           (24,653)
                                                                                               ------------       ------------
                                                                                                  1,738,440          1,471,008
                                                                                               ------------       ------------
                                                                                               $  6,578,844       $  6,350,049
                                                                                               ============       ============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                          HARRAH'S ENTERTAINMENT, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                                                Year Ended December 31,
                                                                       -----------------------------------------
                                                                          2003           2002           2001
                                                                       -----------    -----------    -----------
Revenues
   Casino ..........................................................    $3,458,396     $3,285,877     $2,831,491
   Food and beverage ...............................................       596,772        572,775        492,258
   Rooms ...........................................................       339,037        317,914        295,461
   Management fees .................................................        72,149         66,888         64,842
   Other ...........................................................       190,092        148,635        134,263
   Less: casino promotional allowances .............................      (707,581)      (644,223)      (500,870)
                                                                       -----------    -----------    -----------
      Total revenues ...............................................     3,948,865      3,747,866      3,317,445
                                                                       -----------    -----------    -----------
Operating expenses
   Direct
     Casino ........................................................     1,748,698      1,602,544      1,417,317
     Food and beverage .............................................       255,193        240,622        226,848
     Rooms .........................................................        65,340         67,243         76,552
   Property general, administrative and other ......................       830,296        780,788        704,004
   Depreciation and amortization ...................................       294,336        278,935        260,616
   Write-downs, reserves and recoveries (Note 8) ...................        10,476          4,537         17,225
   Project opening costs ...........................................         7,352          1,703         12,421
   Corporate expense ...............................................        52,602         56,626         52,746
   Losses on interests in nonconsolidated affiliates (Note 14) .....           999          1,670          4,614
   Amortization of intangible assets (Note 3) ......................         4,798          4,493         23,333
                                                                       -----------    -----------    -----------
      Total operating expenses .....................................     3,270,090      3,039,161      2,795,676
                                                                       -----------    -----------    -----------
Income from operations .............................................       678,775        708,705        521,769
Interest expense, net of interest capitalized (Note 10) ............      (234,419)      (240,220)      (255,801)
Losses on early extinguishments of debt (Note 6) ...................       (19,074)             -            (36)
Other income, including interest income ............................         2,913          2,137         28,219
                                                                       -----------    -----------    -----------
Income from continuing operations before income taxes and
   minority interests ..............................................       428,195        470,622        294,151
Provision for income taxes (Note 9) ................................      (155,568)      (174,445)      (107,747)
Minority interests .................................................       (11,563)       (13,965)       (12,616)
                                                                       -----------    -----------    -----------
Income from continuing operations ..................................       261,064        282,212        173,788
Discontinued operations, net of income tax expense of $16,993,
   $23,684 and $18,977 (Notes 15 and 16) ...........................        31,559         43,986         35,179
                                                                       -----------    -----------    -----------
Income before cumulative effect of change in accounting
  principle ........................................................       292,623        326,198        208,967
Cumulative effect of change in accounting principle, net of
  income tax benefit of $2,831 (Note 3) ............................             -        (91,169)             -
                                                                       -----------    -----------    -----------
Net income .........................................................      $292,623       $235,029       $208,967
                                                                       ===========    ===========    ===========
Earnings per share - basic
   Income from continuing operations ...............................         $2.40          $2.54          $1.53
   Discontinued operations, net ....................................          0.29           0.39           0.31
   Cumulative effect of change in accounting principle, net ........             -          (0.82)             -
                                                                       -----------    -----------    -----------
      Net income ...................................................         $2.69          $2.11          $1.84
                                                                       ===========    ===========    ===========
Earnings per share - diluted
   Income from continuing operations ...............................         $2.36          $2.48          $1.50
   Discontinued operations, net ....................................          0.29           0.39           0.31
   Cumulative effect of change in accounting principle, net ........             -          (0.80)             -
                                                                       -----------    -----------    -----------
      Net income ...................................................         $2.65          $2.07          $1.81
                                                                       ===========    ===========    ===========
Dividends declared per share .......................................         $0.60             $-             $-
                                                                       ===========    ===========    ===========
Weighted average common shares outstanding .........................       108,972        111,212        113,540
   Additional shares based on average market price for period applicable to:
      Restricted stock .............................................           454            631            697
      Stock options ................................................           977          1,691          1,471
                                                                       -----------    -----------    -----------
Weighted average common and common equivalent shares
  outstanding ......................................................       110,403        113,534        115,708
                                                                       ===========    ===========    ===========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                          HARRAH'S ENTERTAINMENT, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                 (In thousands)
                              (Notes 4, 13 and 14)


                                                                  Common Stock
                                                          -----------------------
                                                            Shares                                   Retained
                                                          Outstanding    Amount    Capital Surplus   Earnings
                                                          -----------  ----------  ---------------  ----------
Balance - December 31, 2000..............................   115,952       $11,595    $1,075,313       $224,251
    Net income...........................................                                              208,967
    Unrealized gain on available-for-sale
     securities, less deferred tax provision of $772.....
    Realization of gain on available-for-sale
     securities, net of tax provision of $123............
    Other................................................
    Treasury stock purchases.............................    (6,618)         (662)                    (185,120)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $18,013......     2,988           299        67,812
  2001 Comprehensive Income..............................
                                                            -------    ----------    ----------     ----------
Balance - December 31, 2001..............................   112,322        11,232     1,143,125        248,098
    Net income...........................................                                              235,029
    Unrealized loss on available-for-sale
     securities, less deferred tax benefit of $239.......
    Other................................................
    Treasury stock purchases.............................    (5,275)         (527)                    (222,830)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $23,970......     2,662           266        81,683
  2002 Comprehensive Income..............................
                                                            -------    ----------    ----------     ----------
Balance - December 31, 2002..............................   109,709        10,971     1,224,808        260,297
    Net income...........................................                                              292,623
    Unrealized gain on available-for-sale
     securities, less deferred tax provision of $215.....
    Realization of loss on available-for-sale
     securities, net of tax benefit of $10...............
    Foreign currency adjustment..........................
    Treasury stock purchases.............................      (500)          (50)                     (17,887)
    Quarterly cash dividends (Note 4)....................                                              (66,219)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $15,537......     1,680           168        53,095         (2,152)
  2003 Comprehensive Income..............................
                                                            -------    ----------    ----------     ----------
Balance - December 31, 2003..............................   110,889       $11,089    $1,277,903       $466,662
                                                            =======    ==========    ==========     ==========

                                                           Accumulated      Deferred
                                                              Other        Compensation
                                                           Comprehensive     Related to                  Comprehensive
                                                           Income/(Loss)  Restricted Stock     Total        Income
                                                           -------------  ----------------  ----------   -------------
Balance - December 31, 2000..............................      $(1,036)       $(40,405)     $1,269,718
    Net income...........................................                                      208,967      $208,967
    Unrealized gain on available-for-sale
     securities, less deferred tax provision of $772.....        1,289                           1,289         1,289
    Realization of gain on available-for-sale
     securities, net of tax provision of $123............         (226)                           (226)         (226)
    Other................................................       (1,476)                         (1,476)       (1,476)
    Treasury stock purchases.............................                                     (185,782)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $18,013......                       13,512          81,623
                                                                                                          ----------
  2001 Comprehensive Income..............................                                                   $208,554
                                                            ----------      ----------      ----------    ==========
Balance - December 31, 2001..............................       (1,449)        (26,893)      1,374,113
    Net income...........................................                                      235,029      $235,029
    Unrealized loss on available-for-sale
     securities, less deferred tax benefit of $239.......         (442)                           (442)         (442)
    Other................................................        1,476                           1,476         1,476
    Treasury stock purchases.............................                                     (223,357)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $23,970......                        2,240          84,189
                                                                                                          ----------
  2002 Comprehensive Income..............................                                                   $236,063
                                                            ----------      ----------      ----------    ==========
Balance - December 31, 2002..............................         (415)        (24,653)      1,471,008
    Net income...........................................                                      292,623      $292,623
    Unrealized gain on available-for-sale
     securities, less deferred tax provision of $215.....          397                             397           397
    Realization of loss on available-for-sale
     securities, net of tax benefit of $10...............           18                              18            18
    Foreign currency adjustment..........................          151                             151           151
    Treasury stock purchases.............................                                      (17,937)
    Quarterly cash dividends (Note 4)....................                                      (66,219)
    Net shares issued under incentive compensation
     plans, including income tax benefit of $15,537......                        7,288          58,399
                                                                                                          ----------
  2003 Comprehensive Income..............................                                                   $293,189
                                                            ----------      ----------      ----------    ==========
Balance - December 31, 2003..............................         $151        $(17,365)     $1,738,440
                                                            ==========      ==========      ==========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                          HARRAH'S ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                    (Note 10)


                                                                                         Year Ended December 31,
                                                                               -----------------------------------------
                                                                                  2003           2002           2001
                                                                               -----------    -----------    -----------
Cash flows from operating activities
   Net income ..............................................................   $   292,623    $   235,029    $   208,967
   Adjustments to reconcile net income to cash flows from operating activities
        Earnings from discontinued operations, before
         income taxes ......................................................       (48,552)       (67,670)       (54,156)
        Cumulative effect of change in accounting principle, before
         income taxes ......................................................             -         94,000              -
        Losses on early extinguishments of debt ............................        19,074              -             36
        Depreciation and amortization ......................................       319,694        304,620        305,561
        Write-downs, reserves and recoveries ...............................        10,476          4,537         17,225
        Deferred income taxes ..............................................       104,287         89,886        102,476
        Other noncash items ................................................        18,825         26,213         46,183
        Minority interests' share of net income ............................        11,563         13,965         12,616
        Losses on interests in nonconsolidated affiliates ..................           999          1,670          4,614
        Net losses/(gains) from asset sales ................................           125          1,695        (18,371)
        Net change in long-term accounts ...................................       (16,636)        (3,901)       (14,224)
        Net change in working capital accounts .............................       (45,696)       (53,862)       102,516
                                                                               -----------    -----------    -----------
         Cash flows provided by operating activities .......................       666,782        646,182        713,443
                                                                               -----------    -----------    -----------
Cash flows from investing activities
    Land, buildings, riverboats and equipment additions ....................      (383,600)      (349,102)      (451,466)
    Escrow payment for pending acquisition (Note 2) ........................       (75,000)             -              -
    Payments for businesses acquired, net of cash acquired .................             -       (162,431)      (251,873)
    Investments in and advances to nonconsolidated affiliates ..............        (4,228)             -         (5,657)
    Proceeds from other asset sales ........................................         3,960         34,601         28,780
    Increase/(decrease) in construction payables ...........................         1,764         (6,396)         5,780
    Sale of marketable equity securities for defeasance of debt ............             -              -          2,182
    Proceeds from sales of interests in nonconsolidated affiliates .........           897              -          1,883
    Other ..................................................................       (14,948)        (7,162)       (15,061)
                                                                               -----------    -----------    -----------
         Cash flows used in investing activities ...........................      (471,155)      (490,490)      (685,432)
                                                                               -----------    -----------    -----------
Cash flows from financing activities
    Proceeds from issuance of senior notes, net of discount and issue
     costs of $6,919 in 2003 and $15,328 in 2001 ...........................       493,081              -        984,672
    Borrowings under lending agreements, net of financing costs of
     $15,342, $655 and $529 ................................................     3,368,947      2,772,671      2,732,416
    Repayments under lending agreements ....................................    (2,526,189)    (2,728,126)    (2,967,814)
    Borrowings under retired bank facility .................................       161,125              -              -
    Repayments under retired bank facility .................................    (1,446,625)             -              -
    Other short-term repayments ............................................       (60,250)             -       (184,000)
    Early extinguishments of debt ..........................................      (159,476)       (28,210)      (344,811)
    Premiums paid on early extinguishments of debt .........................       (16,125)             -         (7,970)
    Scheduled debt retirements .............................................        (1,583)        (1,659)        (2,707)
    Dividends paid .........................................................       (66,219)             -              -
    Proceeds from exercises of stock options ...............................        34,085         48,695         55,303
    Purchases of treasury stock ............................................       (17,937)      (223,357)      (185,782)
    Minority interests' distributions, net of contributions ................       (10,639)       (12,153)            (8)
    Other ..................................................................          (178)        (1,135)           126
                                                                               -----------    -----------    -----------
         Cash flows (used in)/provided by financing activities .............      (247,983)      (173,274)        79,425
                                                                               -----------    -----------    -----------
Cash flows from assets held for sale
    Proceeds from sale of assets held for sale .............................        48,640              -              -
    Net transfers from assets held for sale ................................        17,293         77,018        (51,948)
                                                                               -----------    -----------    -----------
         Cash flows provided by/(used in) assets held for sale .............        65,933         77,018        (51,948)
                                                                               -----------    -----------    -----------
Net increase in cash and cash equivalents ..................................        13,577         59,436         55,488
Cash and cash equivalents, beginning of year ...............................       384,365        324,929        269,441
                                                                               -----------    -----------    -----------
Cash and cash equivalents, end of year .....................................   $   397,942    $   384,365    $   324,929
                                                                               ===========    ===========    ===========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                          HARRAH'S ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, unless otherwise stated)

In these footnotes, the words "Company," "Harrah's Entertainment," "we," "our" and "us" refer to Harrah's Entertainment, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1 -- Summary of Significant Accounting Policies

      BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2003, we operated 25 casinos in 12 states. Our operations included eleven land-based casinos, ten riverboat or dockside casinos, and four casinos on Indian reservations. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

      PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah's Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions. We follow the equity method of accounting for our investments in 20% to 50% owned companies and joint ventures (see Note 14).

      CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by a state gaming commission or local and state governments, which totaled approximately $24.2 million and $25.4 million at December 31, 2003 and 2002, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

      INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

      LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. Land, buildings, riverboats and equipment are stated at cost. Land includes land held for future development or disposition, which totaled $119.5 million and $127.8 million at December 31, 2003 and 2002, respectively. We capitalize the costs of improvements and repairs that extend the life of the asset. We expense maintenance and repairs cost as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted average borrowing rate of interest. Capitalized interest amounted to $2.3 million, $3.5 million and $9.3 million in 2003, 2002 and 2001, respectively.

      We depreciate our buildings, riverboats and equipment using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements.........................   10 to 40 years
Riverboats and barges..............................   30 years
Furniture, fixtures and equipment..................   2 to 15 years

      We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the recoverable carrying value of an asset may not be from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

      GOODWILL AND OTHER INTANGIBLE ASSETS. We have approximately $1.0 billion in goodwill and other intangible assets on our balance sheet resulting from our acquisitions of other businesses. Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," adopted on January 1, 2002, requires an annual review of goodwill and other nonamortizing intangible assets for impairment. We completed our initial assessment for impairment of goodwill and other nonamortizing intangibles and recorded an impairment charge in first quarter 2002 (see Note 3). We also completed our annual assessments for impairment in fourth quarters 2002 and 2003 and determined that, except for the goodwill associated with Harrah's Reno, goodwill and intangible assets with indefinite lives have not been further impaired. A charge of $6.3 million was recorded in fourth quarter 2003 for the impairment of Reno's remaining goodwill. Once an impairment of goodwill or other nonamortizing intangible assets has been recorded, it cannot be reversed.

      With the adoption of SFAS No. 142, we no longer amortize goodwill or other intangible assets that are determined to have an indefinite life. Under the provisions of SFAS No. 142, goodwill acquired in a business combination for which the acquisition date was after June 30, 2001, should not be amortized; therefore, no goodwill related to the acquisition of Harveys Casino Resorts ("Harveys") was amortized in 2001. Prior to 2002, we amortized goodwill and other intangibles, including trademarks, on a straight-line basis over periods up to forty years. Intangible assets determined to have a finite life are amortized on a straight-line basis over the determined useful life of the asset (see Note 3). We use the interest method to amortize deferred financing charges over the term of the related debt agreement.

      TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer rewards program, Total Rewards, offers incentives to customers who gamble at our casinos throughout the United States. Prior to 2003, customers received cash-back and other offers made in the form of coupons that were mailed to the customer and were redeemable on a subsequent visit to one of our properties. The coupons generally expired thirty days after they were issued. Given the requirement of a return visit to redeem the offer and the short-term expiration date, with no ability to renew or extend the offer, we recognized the expense of these offers when the coupons were redeemed.

      In fourth quarter 2002, a decision was made to change our Total Rewards program in 2003 to give our customers greater flexibility and control over the rewards they receive for playing at our casinos. Under the new program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits under the revised program, our accounting for the Total Rewards program changed, and we accrue the expense of reward credits, after consideration of estimated breakage, as they are earned. To implement this change in the program, an initial bank of reward credits was offered to our existing customers. The amount of credits offered for this initial bank was calculated based upon 2002 tracked play at our casinos. As a result of the decision to extend this initial offer, an accrual of $6.9 million was recorded in 2002 to recognize our estimate of the expense of this implementation offer. Under the current program, the value of the cost to provide reward credits is expensed as the reward credits are earned. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2003, $25.7 million was accrued for the cost of anticipated Total Rewards credit redemptions. The Company is planning to integrate the properties acquired from Horseshoe Gaming in 2004 into our Total Rewards Program.

      SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers' compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2003 and 2002, we had total self-insurance accruals reflected on our balance sheets of $89.3 million and $73.8 million, respectively. In estimating those costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals;

however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

      TREASURY STOCK. The shares of Harrah's Entertainment common stock we hold in treasury are reflected in our Consolidated Balance Sheets and our Consolidated Statements of Stockholders' Equity and Comprehensive Income as if those shares were retired.

      REVENUE RECOGNITION. Casino revenues consist of net gaming wins. Food and beverage and rooms revenues include the aggregate amounts generated by those departments at all consolidated casinos and casino hotels.

      Casino promotional allowances consist principally of the retail value of complimentary food and beverages, accommodations, admissions and entertainment provided to casino patrons. The estimated costs of providing such complimentary services, which we classify as casino expenses for continuing operations through interdepartmental allocations, were as follows:

                                 2003       2002       2001
                               --------   --------   --------
Food and beverage ..........   $204,820   $199,972   $169,811
Rooms ......................     77,436     71,364     62,726
Other ......................     25,663     20,556     21,839
                               --------   --------   --------
                               $307,919   $291,892   $254,376
                               ========   ========   ========

      EARNINGS PER SHARE. In accordance with the provisions of SFAS No. 128, "Earnings Per Share," we compute our basic earnings per share by dividing Net income by the number of Weighted average common shares outstanding during the year. Our Diluted earnings per share is computed by dividing Net income by the number of Weighted average common and common equivalent shares outstanding during the year. For each of the three years ended December 31, 2003, common stock equivalents consisted solely of net restricted shares of 453,592, 631,532 and 697,130, respectively, and stock options outstanding of 977,263, 1,691,000 and 1,471,400, respectively, under our employee stock benefit plans. (See Note 13.)

      STOCK-BASED EMPLOYEE COMPENSATION. As allowed under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," we apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for our stock option plans and, accordingly, do not recognize compensation expense. Furthermore, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation expense for the stock option plans been determined in accordance with SFAS No. 123, total stock-based employee compensation expense, net of tax effects, would have been $23.5 million, $20.2 million, and $8.0 million for the years ended 2003, 2002, and 2001, respectively, and our pro forma Net income and Earnings per share for the indicated periods would have been:

                                            2003                      2002                      2001
                                 -----------------------   -----------------------   -----------------------
                                 As Reported   Pro Forma   As Reported   Pro Forma   As Reported   Pro Forma
                                 -----------   ---------   -----------   ---------   -----------   ---------
Net income..................        $292,623    $269,086      $235,029    $214,828      $208,967    $200,978
Earnings per share
   Basic....................            2.69        2.47          2.11        1.93          1.84        1.77
   Diluted..................            2.65        2.44          2.07        1.89          1.81        1.74

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                2003        2002        2001
                                                                ----        ----        ----
Expected dividend yield...............................           2.8%        0.0%        0.0%
Expected stock price volatility.......................          37.0%       32.0%       42.0%
Risk-free interest rate...............................           2.5%        3.7%        4.3%
Expected average life of options (years)..............             6           6           6

      ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense for continuing operations was $116.0 million, $106.0 million and $95.5 million for the years 2003, 2002 and 2001, respectively.

      RECLASSIFICATIONS. We have reclassified certain amounts for prior years to conform with our presentation for 2003.

      USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

Note 2 -- Acquisitions

      In the three-year period ended December 31, 2003, we acquired one casino company, a thoroughbred racetrack facility and the remaining interest in a nonconsolidated subsidiary. We are accounting for each of the acquisitions as a purchase. Accordingly, the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values based on independent appraisals, discounted cash flows, quoted market prices and estimates made by management. For each transaction, the allocation of the purchase price was completed within one year from the date of the acquisition. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill. For acquisitions completed prior to June 30, 2001, goodwill was amortized for periods of up to forty years. With the adoption of SFAS No. 142 in 2002, we no longer amortize goodwill or intangible assets that are determined to have an indefinite life.

      Under the provisions of SFAS No. 142, goodwill acquired in a business combination for which the acquisition date was after June 30, 2001, should not be amortized; therefore, no goodwill related to the Harveys acquisition was amortized in 2001. We accounted for the Harveys acquisition under the provisions of SFAS No. 141, "Business Combinations."

      The table below summarizes our acquisition transactions completed in the three-year period ending December 31, 2003.

                                                      Total                        Number
                                     Date           Purchase         Goodwill         of           Geographic
            Company                Acquired         Price (a)        Assigned      Casinos          Location
            -------                --------         ---------        --------      -------         ----------
Harveys Casino Resorts........       July 2001     $712 million    $265 million       4      Central City, Colorado(b)
                                                                                             Council Bluffs, Iowa
                                                                                             (2 properties)
                                                                                             Lake Tahoe, Nevada

JCC Holding Company (c).......   June 2002 and     $149 million          -            1      New Orleans, Louisiana
                                 December 2002
Louisiana Downs, Inc..........   December 2002     $94 million     $36 million        1(d)   Bossier City, Louisiana

---------------------

(a) Total purchase price includes the market value of debt assumed determined as of the acquisition date and assets that were subsequently sold.

(b)   This property was sold in 2003.

(c) Acquired additional 14% interest in June 2002 and the remaining 37% interest in December 2002.

(d) Acquired a thoroughbred racetrack that was expanded to include slot machines in 2003.

      HARVEYS CASINO RESORTS. On July 31, 2001, we completed our acquisition of Harveys Casino Resorts ("Harveys"). We paid approximately $294 million for the equity interests in Harveys, assumed approximately $350 million in outstanding debt and paid approximately $18 million in acquisition costs. We also assumed a $50 million contingent liability, which was dependent on the results of a referendum that was decided by the voters in Pottawattamie County, Iowa, in November 2002. The referendum, which re-approved gaming at racetracks and on riverboats for another eight years, passed and we paid an additional $50 million in acquisition costs in fourth quarter 2002. We financed the acquisition, and retired Harveys assumed debt, with borrowings under our established debt programs. The purchase included the Harveys Resort & Casino in Lake Tahoe, Nevada, the Harveys Casino Hotel and the Bluffs Run Casino, both in Council Bluffs, Iowa, and the Harveys Wagon Wheel Hotel/Casino in Central City, Colorado ("Harveys Colorado").

      In June 2002, the Iowa Supreme Court issued an opinion that has the effect of reducing the gaming tax rate on gaming revenues earned by casinos at racetracks operating in the state, including our Bluffs Run Casino. Casinos at racetracks are taxed at a higher rate (34% in 2003) than the casinos on riverboats operating in Iowa (20%). The Court ruled this disparity was unconstitutional. The State appealed the Iowa Supreme Court's decision to the United States Supreme Court and in June 2003, the United States Supreme Court overturned the ruling by the Iowa Supreme Court on U.S. constitutional grounds; however, in February 2004, the Iowa Supreme Court ruled that the state law that permits the disparity violates the Iowa Constitution. We followed the instructions of the Iowa Racing and Gaming Commission to pay taxes at the 20% rate for Bluffs Run. However, given the uncertainty of this situation, we continued to accrue gaming taxes at the higher rate and have accrued approximately $24.9 million in state gaming taxes that we may not have to pay. An additional payment based on a multiple of the calculated annual savings may be due to Iowa West Racing Association ("Iowa West"), the entity holding the pari-mutuel and gaming license for the Bluffs Run Casino and with whom we have a management agreement to operate that property. Any additional payment that may be due to Iowa West would increase goodwill attributed to the Bluffs Run property. (See Note 16.)

      In second quarter 2003, we sold Harveys Colorado. Harveys Colorado has been presented in our Consolidated Financial Statements as Discontinued operations since 2002, and our 2001 results were reclassified to reflect that property as Discontinued operations. See Note 15 for a discussion of our sale of Harveys Colorado.

      We acquired Harveys to further enhance our geographic distribution and to strengthen our access to target customers. The results of Harveys' operations have been included in our Consolidated Financial Statements since the date of acquisition.

      JAZZ CASINO COMPANY. On June 7, 2002, we acquired additional shares of the common stock of JCC Holding Company, which, together with its subsidiary, Jazz Casino Company LLC (collectively, "JCC"), owns and operates the Harrah's casino in New Orleans, Louisiana. The acquisition of these shares increased our ownership in JCC from 49% to 63% and required a change of our accounting treatment for our investment in JCC from the equity method to consolidation of JCC in our financial statements. We began consolidating JCC in our financial results on June 7, 2002. On December 10, 2002, we acquired all remaining shares of JCC's stock to increase our ownership to 100%.

      We paid $72.4 million ($10.54 per share) for the additional ownership interest in JCC, acquired approximately $45.8 million of JCC's debt, assumed approximately $28.2 million of JCC's Senior Notes, which we subsequently retired, and incurred approximately $2.4 million of acquisition costs. We financed the acquisition and retired JCC's debt with funds from various sources, including cash flows from operations and borrowings under established debt programs.

      We acquired the remaining ownership interest in JCC in order to streamline the decision-making process, which has allowed us to take steps to improve business at the property more quickly.

      LOUISIANA DOWNS. On December 20, 2002, we acquired a controlling interest in Louisiana Downs, Inc. ("Louisiana Downs") a thoroughbred racetrack in Bossier City, Louisiana. The agreement gave Harrah's a 95% ownership interest in a company that now owns both Louisiana Downs and Harrah's Shreveport. In May 2003, approximately 900 slot machines were put into service and Louisiana Downs became the only land-based gaming facility in northern Louisiana. We expect to open a new, permanent facility with approximately 1,400 slot machines during second quarter 2004.

      We paid approximately $94.0 million, including $29.3 million in short-term notes that were paid in full in January 2003 and $15.0 million in equity interest in Harrah's Shreveport, for the interest in Louisiana Downs and approximately $0.5 million of acquisition costs. We financed the acquisition with funds from various sources, including cash flows from operations and borrowings under established debt programs. The results of Louisiana Downs' operations were included in our Consolidated Financial Statements since the date of acquisition.

      HARRAH'S EAST CHICAGO -- BUYOUT OF MINORITY PARTNERS. In second quarter 2003, we paid approximately $28.8 million to former partners in the Harrah's East Chicago property to settle outstanding litigation with the partners relating to a buyout in 1999 of the partners' interest in the property and to terminate the contractual rights of the partners to repurchase an 8.55% interest in the property. The two remaining minority partners in our East Chicago property owned, in aggregate, 0.45% of this property. In December 2003 and January 2004, we acquired these ownership interests for aggregate consideration of approximately $0.8 million. As a result of these transactions, the East Chicago property is now wholly owned. (See Notes 15 and 16.)

      In addition to these completed transactions, we have announced the following planned acquisitions.

      HORSESHOE. On September 11, 2003, we announced that we had signed a definitive agreement to acquire Horseshoe Gaming Holding Corporation ("Horseshoe Gaming") for $1.45 billion, including assumption of debt. A $75 million escrow payment was made in 2003, and under certain circumstances, this amount will be forfeited if the acquisition does not close. We expect to finance the acquisition through working capital, existing credit facilities and/or, depending on market conditions, the issuance of new debt. The purchase includes casinos in Hammond, Indiana; Tunica, Mississippi; and Bossier City, Louisiana. We also announced our intention to sell our Harrah's brand casino in Shreveport to avoid overexposure in that market, and in January 2004, we announced that we had an agreement, subject to regulatory approvals, to sell that property to another gaming company. After consideration of the sale of Harrah's Shreveport, the Horseshoe acquisition will add a net 107,100 square feet of casino space, more than 4,360 slot machines and 138 table games to our existing portfolio. This acquisition will give Harrah's rights to the Horseshoe brand in all of the United States, except in Nevada. The acquisition, which is subject to regulatory approvals, is expected to close in first half of 2004. (See Note 16.)

      LAS VEGAS HORSESHOE HOTEL AND CASINO. Pursuant to two separate transactions that we announced in January and February 2004, we will acquire certain intellectual property assets from Horseshoe Club Operating Company ("Horseshoe Club"), to secure the rights to the Horseshoe brand in Nevada and to the World Series of Poker brand and tournament, while MTR Gaming Group, Inc. will acquire the remaining assets of the Binion's Horseshoe Hotel and Casino in Las Vegas, Nevada, including the right to use the name "Binion's" at the property, from Horseshoe Club Operating Company. We will operate the hotel and casino jointly with MTR Gaming on an interim basis. We expect to complete each of these transactions during the first quarter of 2004. (See Note 16.)

      HARRAH'S SHREVEPORT AND LOUISIANA DOWNS. Subsequent to the end of 2003, we reached an agreement with the minority owners of the company that owns Louisiana Downs and Harrah's Shreveport to purchase their ownership interest in that company. The agreement is subject to customary approvals and is expected to be consummated by the end of first quarter 2004. Any excess of the cost to purchase the minority ownership above the capital balances will be assigned to goodwill. (See Note 16.)

Note 3 -- Goodwill and Other Intangible Assets

      We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. SFAS No. 142 provides new guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires annual assessments for impairment of intangible assets that are not subject to amortization.

      As a result of our implementation review of the goodwill and other intangible assets arising from our prior acquisitions, we determined that impairment charges of $91.2 million, net of tax benefits of $2.8 million, were required. These charges, which were recorded in first quarter 2002 and are reported in our Consolidated Statements of Income as a change in accounting principle, relate to goodwill and the trademark acquired in our 1999 acquisition of Rio Hotel and Casino, Inc. ("Rio"). Since the acquisition of Rio, competition had intensified in the market and Rio had greatly reduced its emphasis on international high-end table games play, a significant component of its business at the time of the acquisition. We determine the fair value of an operating unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization ("EBITDA"), a common measure used to value and buy or sell cash intensive businesses such as casinos. The calculated multiple for Rio indicated that the fair value of the property, based on an EBITDA indicator, fell short of the carrying value, and recognition of an impairment of $86.0 million of goodwill was appropriate. The fair value of the Rio trademark was assessed by applying a "relief from royalty" methodology, which ascribed a value to the trademark derived as the present value of a percentage of forecasted future revenues. Because the Rio had not sustained the level of revenues assumed in the original computation to assign a value to the trademark, future revenue assumptions were reassessed and it was determined that the fair value of the trademark was $5.2 million, net of tax benefits of $2.8 million, less than the carrying value. Rio's tangible assets were assessed for impairment applying the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and our analysis indicated that the carrying value of the tangible assets was not impaired.

      Based on our annual assessment for impairment as of September 30, 2002, we determined that goodwill and intangible assets with indefinite lives had not been further impaired. However, based on our annual assessment for impairment of as September 30, 2003, it was determined that the remaining goodwill associated with Harrah's Reno was impaired, and a fourth quarter 2003 charge of $6.3 million was recorded. Recent operating trends reflected the weak market conditions in the Reno area and increased levels of competition from Indian casinos in the Northern California area. We determined the fair value of Reno as a multiple of EBITDA, and the calculated EBITDA for Reno indicated that the fair value of that operating unit was less than the carrying value. Reno has no remaining intangible assets that will be subject to the annual impairment assessment. Reno's tangible assets were assessed for impairment applying the provisions of SFAS No. 144, and our analysis indicated that the carrying value of the tangible assets was not impaired.

      The following tables set forth changes in goodwill for the years ended December 31, 2002 and December 31, 2003.

Balance at December 31, 2001(a)................................      $875,090
   Additions or adjustments....................................       (53,430)
   Impairment losses...........................................       (86,045)
                                                                     --------
Balance at December 31, 2002(a)................................       735,615
   Additions or adjustments....................................       (28,168)
   Impairment losses...........................................        (6,314)
                                                                     --------
Balance at December 31, 2003...................................      $701,133
                                                                     ========

-----------------------------------------------------
(a) Reflects reclassification of Assets held for sale

      The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets.

                                               December 31, 2003                       December 31, 2002
                                    -------------------------------------   -------------------------------------
                                        Gross                      Net          Gross                    Net
                                      Carrying    Accumulated   Carrying      Carrying   Accumulated   Carrying
                                       Amount    Amortization    Amount        Amount    Amortization   Amount
                                    -----------  ------------ -----------   -----------  ------------ -----------
Amortizing intangible assets:
   Contract rights................  $    63,590  $     6,572  $    57,018   $    63,000  $     3,853  $    59,147
   Customer relationships.........       13,100        5,023        8,077        13,100        2,944       10,156
                                    -----------  -----------  -----------   -----------  -----------  -----------
                                    $    76,690  $    11,595       65,095   $    76,100  $     6,797       69,303
                                    ===========  ===========  -----------   ===========  ===========  -----------
Nonamortizing intangible assets:
   Trademarks.....................                                146,624                                 139,624
   Gaming rights..................                                103,300                                  62,300
                                                              -----------                             -----------
                                                                  249,924                                 201,924
                                                              -----------                             -----------
Total.............................                            $   315,019                             $   271,227
                                                              ===========                             ===========

      The aggregate amortization expense for the years ended December 31, 2003 and 2002 for those assets that will continue to be amortized under provisions of SFAS No. 142 was $4.8 million and $4.5 million, respectively. Estimated annual amortization expense for those assets for the years ending December 31, 2004, 2005, 2006, 2007 and 2008 is $4.9 million, $4.8 million, $4.5 million, $3.8 million and $3.5 million, respectively.

      With the adoption of SFAS No. 142 at the beginning of 2002, we ceased amortization of goodwill and other intangible assets that were determined to have an indefinite useful life. The information below depicts our results for the year ended December 31, 2001, on a pro forma basis, as if SFAS No. 142 had been implemented at the beginning of that period.

(In thousands, except per share amounts)
Net income                                                           $208,967
Add back: Goodwill amortization.................................       19,581
Add back: Trademark amortization................................        3,080
                                                                     --------
        Adjusted net income.....................................     $231,628
                                                                     ========
Basic earnings per share:
    Net income..................................................     $   1.84
    Goodwill amortization.......................................         0.17
    Trademark amortization......................................         0.03
                                                                     --------
        Adjusted net income.....................................     $   2.04
                                                                     ========
Diluted earnings per share:
    Net income..................................................     $   1.81
    Goodwill amortization.......................................         0.17
    Trademark amortization......................................         0.02
                                                                     --------
        Adjusted net income.....................................     $   2.00
                                                                     ========

Note 4 -- Stockholders' Equity

      In addition to its common stock, Harrah's Entertainment has the following classes of stock authorized but unissued:

      Preferred stock, $100 par value, 150,000 shares authorized
      Special stock, $1.125 par value, 5,000,000 shares authorized -
          Series A Special Stock, 2,000,000 shares designated

      Harrah's Entertainment's Board of Directors has authorized that one special stock purchase right (a "Right") be attached to each outstanding share of common stock. The Rights are not separable from the shares. These Rights are exercisable only if a person or group acquires 15% or more of Harrah's Entertainment common stock or announces a tender offer for 15% or more of the common stock. Each Right entitles stockholders to buy one two-hundredth of a share of Series A Special Stock of the Company at an initial price of $130 per Right. If a person acquires 15% or more of the Company's outstanding common stock, each Right entitles its holder to purchase common stock of the Company having a market value at that time of twice the Right's exercise price. Under certain conditions, each Right entitles its holder to purchase stock of an acquiring company at a discount. Rights held by the 15% holder will become void. The Rights will expire on October 5, 2006, unless earlier redeemed by the Board at one cent per Right.

      During the past three years, our Board of Directors has authorized plans whereby we have purchased shares of the Company's common stock in the open market from time to time as market conditions and other factors warranted. The table below summarizes the plans in effect during the last three years.

                                                     Number           Number of Shares          Average
                                                   of Shares          Purchased as of            Price
Plan Authorized                                    Authorized        December 31, 2003         Per Share
                                                  -----------        -----------------         ---------
July 2001................................         6.0 million           6.0 million              $37.15
July 2002................................         2.0 million           1.4 million               39.24
November 2002............................         3.0 million           0.5 million               35.87

      The November 2002 authorization was to expire December 31, 2003, but it has been extended until December 31, 2004. The repurchases were funded through available operating cash flows and borrowings from our established debt programs.

      Under the terms of our employee stock benefit programs, we have reserved shares of Harrah's Entertainment common stock for issuance under the 2001 Executive Stock Incentive and 2001 Broad-based Incentive Plans. (See Note 13 for a description of the plans.) The 2001 Executive Stock Incentive Plan is an equity compensation plan approved by our stockholders and the 2001 Broad-based Incentive Plan is an equity compensation plan not approved by our stockholders. The shares held in reserve for issuance or grant under the Harrah's Entertainment, Inc. 1990 Stock Option Plan and Harrah's Entertainment, Inc. 1990 Restricted Stock Plan (collectively, "Harrah's Former Plans") were transferred to the 2001 Executive Stock Incentive Plan in 2001. As of December 31, 2003, 1,914,884 shares were authorized and unissued under the 2001 Executive Stock Incentive Plan and 23,772 shares were authorized and unissued under the 2001 Broad-based Incentive Plan. No additional shares will be authorized under the 2001 Broad-based Incentive Plan. Of the 1,914,884 shares available for grant under the 2001 Executive Stock Incentive Plan, up to 7,487 of these shares are available for grants as an award other than an option.

      In July and November 2003, the Company declared quarterly cash dividends of 30 cents per share, payable on August 27, 2003, to stockholders of record as of the close of business on August 13, 2003, and payable on November 26, 2003, to stockholders of record on November 12, 2003.

Note 5 -- Detail of Certain Balance Sheet Accounts

      Deferred costs and other consisted of the following as of December 31:

                                                                                           2003(a)     2002(a)
                                                                                          --------    --------
Cash surrender value of life insurance (Note 13)......................................     $79,642     $65,109
Casino Reinvestment Development Authority investment bonds and funds on deposit.......      38,935      35,384
Deferred finance charges, net of amortization of $6,185 and $5,573....................      27,180      17,557
Deferred contract costs...............................................................      22,288      23,371
Other.................................................................................     114,232      92,101
                                                                                          --------    --------
                                                                                          $282,277    $233,522
                                                                                          ========    ========

(a) Reflects reclassification of Assets held for sale

      Accrued expenses consisted of the following as of December 31:

                                                                                           2003(b)    2002(b)
                                                                                         ---------  ---------
Payroll and other compensation........................................................    $106,421   $136,582
Insurance claims and reserves.........................................................      89,349     73,783
Accrued interest payable..............................................................      45,084     44,638
Accrued taxes.........................................................................      67,180     39,696
Other accruals........................................................................     155,432    145,657
                                                                                         ---------  ---------
                                                                                          $463,466   $440,356
                                                                                         =========  =========

----------------------------------------------------------
(b) Reflects reclassification of Liabilities held for sale

Note 6 -- Debt

      Long-term debt consisted of the following as of December 31:

                                                                                    2003              2002
                                                                                 ----------         ----------
Credit facilities
   2.3%-3.0% at December 31, 2003, maturities to 2008 .......................      $947,800         $1,285,500
Secured Debt
   7.1%, maturity 2028 ......................................................        93,622             94,900
   5.5%-7.3%, maturities to 2033 ............................................           607                785
Unsecured Senior Notes
   5.375%, maturity 2013 ....................................................       496,504                  -
   7.125%, maturity 2007 ....................................................       498,780            498,425
   7.5%, maturity 2009 ......................................................       498,926            498,713
   8.0%, maturity 2011 ......................................................       496,079            495,525
Unsecured Senior Subordinated Notes
   7.875%, maturity 2005 ....................................................       590,524            750,000
Other Unsecured Borrowings
   Commercial Paper, maturities to 2004 .....................................        50,000            139,700
Capitalized Lease Obligations
   7.6%-10.0%, maturities to 2006 ...........................................           679                984
                                                                                 ----------         ----------
                                                                                  3,673,521          3,764,532
            Current portion of long-term debt ...............................        (1,632)            (1,466)
                                                                                 ----------         ----------
                                                                                 $3,671,889         $3,763,066
                                                                                 ==========         ==========

      As of December 31, 2003, aggregate annual principal maturities for the four years subsequent to 2004 were: 2005, $614.6 million; 2006, $54.2 million; 2007, $605.5 million; and 2008, $819.6 million.

      CREDIT AGREEMENT. On April 29, 2003, we entered into an agreement for new credit facilities (the "Credit Agreement") for up to $1.9625 billion in borrowings. This Credit Agreement replaced the $1.857 billion credit and letter of credit facilities that were scheduled to mature in April 2003 ($332 million) and April 2004 ($1.525 billion). The Credit Agreement matures on April 23, 2008, and consists of a five-year revolving credit facility for up to $1.0625 billion and a five-year term reducing facility for up to $900 million. The Credit Agreement contains a provision that would allow an increase in the borrowing capacity to $2 billion, if mutually acceptable to the Company and the lenders. Interest on the Credit Agreement is based on our debt ratings and leverage ratio and is subject to change. As of December 31, 2003, the Credit Agreement bore interest based upon 105 basis points over LIBOR and bore a facility fee for borrowed and unborrowed amounts of 25 basis points. At our option, we may borrow at the prime rate under the new Credit Agreement. As of December 31, 2003, $947.8 million in borrowings were outstanding under the Credit Agreement with an additional $66.5 million committed to back letters of credit. After consideration of these borrowings, but before consideration of amounts borrowed under the commercial paper program, $948.2 million of additional borrowing capacity was available to the Company as of December 31, 2003. (See Note 16.)

      INTEREST RATE SWAP AGREEMENTS. The Company may use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. We account for these interest rate swaps in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and all amendments thereto. SFAS No. 133 requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the income statement or in other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The differences to be paid or received under the terms of interest rate swap agreements are accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of interest rate swap agreements will have a corresponding effect on future cash flows.

      Interest rate swap agreements contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties.

      As of December 31, 2003, we were a party to two interest rate swaps for a total notional amount of $200 million. These interest rate swaps serve to manage the mix of our debt between fixed and variable rate instruments by effectively converting fixed rates associated with long-term debt obligations to floating rates. The major terms of the interest rate swaps are as follows.

                                                                   Notional
                                                                    Amount
                        Type         Fixed      Variable          In millions)
                         of          Rate         Rate         -----------------
Effective Date         Hedge       Received     Received       2003         2002        Maturity Date
--------------         -----       --------     --------       ----         ----        -------------
Dec. 29, 2003       Fair value      7.875%       6.968%        $ 50         $  -        Dec. 15, 2005
Dec. 29, 2003       Fair value      7.875%       6.972%         150            -        Dec. 15, 2005

      The Company's interest rate swaps qualify for the "shortcut" method allowed under SFAS No. 133, which allows for an assumption of no ineffectiveness. As such, there is no income statement impact from changes in the fair value of the hedging instruments. The net effect of the above swaps to 2003 interest expense was immaterial.

      Subsequent to the end of 2003, we entered into two additional swap agreements for a total notional amount of $300 million, $100 million of which will expire in 2005 and $200 million of which will expire in 2007. These interest rate swaps also qualify for the "shortcut" method and serve to manage the mix of our debt between fixed and variable rate instruments by effectively converting fixed rates associated with long-term debt obligations to floating rates.

      COMMERCIAL PAPER. To provide the Company with cost-effective borrowing flexibility, we have a $200 million commercial paper program that is used to borrow funds for general corporate purposes. Although the debt instruments are short-term in tenor, they are classified as long-term debt because the commercial paper is backed by our Credit Agreement, and we have committed to keep available capacity under our Credit Agreement in an amount equal to or greater than amounts borrowed under this program. At December 31, 2003, $50 million was outstanding under this program.

      ISSUANCE OF NEW DEBT. In addition to our Credit Agreement, we have issued debt and entered into credit agreements to provide the Company with cost-effective borrowing flexibility and to replace short-term, floating-rate debt with long-term, fixed-rate debt. The table below summarizes the face value of debt obligations entered into during the last three years and outstanding at December 31, 2003.

                                                                                               Face Value
                                                                                              Outstanding at
                                                                                               December 31,
               Debt                               Issued                Matures                    2003
               ----                          ----------------           -------               -------------
                                                                                              (In millions)
Commercial Paper..........................    2003                        2004                    $ 50.0
5.375% Senior Notes.......................    December 2003               2013                     500.0
8.0% Senior Notes.........................    January 2001                2011                     500.0
7.125% Senior Notes.......................    June 2001                   2007                     500.0

      EXTINGUISHMENTS OF DEBT. Funds from the new debt discussed above, as well as proceeds from our Credit Agreement, were used to retire certain of our outstanding debt, in particular those debt obligations assumed in our acquisition transactions, to reduce our effective interest rate and/or lengthen maturities. The following table summarizes the debt obligations, in addition to our previous credit and letter of credit facilities that we have retired over the last three years:

                                                                                                     Face
                                     Date                                                           Value
          Issuer                    Retired                Debt Extinguished                       Retired
          ------                    -------                -----------------                     -------------
                                                                                                 (In millions)
Harrah's Operating Co.........   December 2003      Senior Subordinated Notes due 2005            $    147.1
Harrah's Operating Co.........   August 2003        Senior Subordinated Notes due 2005                  12.4
JCC...........................   December 2002      Senior Notes due 2008                               28.2
Harveys.......................   September 2001     10.625% Senior Subordinated Notes due 2006         150.0
Showboat......................   August 2001        13% Senior Subordinated Notes due 2009               2.1
Harveys.......................   July 2001          Credit facility due 2004                           192.0

      In July 2003, our Board of Directors authorized the Company to retire, from time to time through cash purchases, portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations, borrowings from our Credit Agreement and our new Senior Notes. Such repurchases will depend on prevailing market conditions, the Company's liquidity requirements, contractual restrictions and other factors. As of December 31, 2003, $159.5 million of our 7 7/8% Senior Subordinated Notes had been retired under this authorization.

      Charges of $19.1 million representing premiums paid and write-offs of unamortized deferred financing costs associated with the early retirement of portions of our 7 7/8% Senior Subordinated Notes and of our previous credit and letter of credit facilities were recorded in 2003. In compliance with SFAS No. 145, these charges no longer qualify for presentation as extraordinary items and are, therefore, included in income from continuing operations on our Consolidated Statements of Income.

      PARENT COMPANY GUARANTEE OF SUBSIDIARY DEBT. Harrah's Operating Company, Inc. ("HOC"), a 100% owned subsidiary and the principal asset of Harrah's Entertainment, is the issuer of certain debt securities that have been guaranteed by Harrah's Entertainment. Due to the comparability of HOC's consolidated financial information with that of Harrah's Entertainment, complete separate financial statements and other disclosures regarding HOC have not been presented. Management has determined that such information is not material to holders of HOC's debt securities. Harrah's Entertainment has no independent assets or operations, its guarantee of HOC's debt securities is full and unconditional and its only other subsidiary is minor. There are no significant restrictions on Harrah's Entertainment's ability to obtain funds from its subsidiaries by dividends or loans. In addition, the amount of consolidated retained earnings representing undistributed earnings of 50-percent-or-less owned persons accounted for under the equity method is less than 0.5 percent and there are no significant restrictions on the payment of dividends by the Company.

      FAIR MARKET VALUE. Based on the borrowing rates available as of December 31, 2003, for debt with similar terms and maturities and market quotes of our publicly traded debt, the fair value of our long-term debt at December 31 was as follows:

                                                                       December 31,
                                                 ------------------------------------------------------
                                                           2003                         2002
                                                 ------------------------    --------------------------
                                                   Carrying     Market        Carrying        Market
                                                     Value       Value          Value          Value
                                                 -----------  -----------    -----------    -----------
(In millions)
Outstanding debt                                 $ (3,673.5)  $ (3,977.8)    $ (3,764.5)    $ (4,031.6)
Interest rate swaps (used for hedging purposes)         0.2          0.2              -              -

Note 7 -- Leases

      We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of SFAS No. 13, "Accounting for Leases." At December 31, 2003, the remaining lives of our operating leases ranged from one to forty-two years, with various automatic extensions totaling up to sixty years.

      Rental expense associated with operating leases for continuing operations is charged to expense in the year incurred and was included in the Consolidated Statements of Income as follows:

                               2003       2002       2001
                             --------   --------   --------
Noncancelable
   Minimum...............     $40,252    $32,866    $20,929
   Contingent............       3,898      4,726      3,510
   Sublease..............        (201)      (287)      (602)
Other....................      15,643     37,058     30,633
                             --------   --------   --------
                              $59,592    $74,363    $54,470
                             ========   ========   ========

      Our future minimum rental commitments as of December 31, 2003, were as follows:

                                                                      Noncancelable
                                                                        Operating
                                                                         Leases
                                                                      -------------
2004.................................................................     $ 42,966
2005.................................................................       36,204
2006.................................................................       34,636
2007.................................................................       33,073
2008.................................................................       30,612
Thereafter...........................................................      450,908
                                                                       -----------
   Total minimum lease payments......................................     $628,399
                                                                       ===========

      In addition to these minimum rental commitments, certain of these operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 8 -- Write-downs, Reserves and Recoveries

      Our operating results include various pretax charges to record asset impairments, contingent liability reserves, project write-offs and recoveries at time of sale of previously recorded reserves for asset impairment. The components of write-downs, reserves and recoveries for continuing operations were as follows:

                                                                               2003        2002        2001
                                                                             --------    --------    --------
Impairment of goodwill ...................................................    $ 6,315     $     -     $     -
Impairment of long-lived assets ..........................................      2,469       1,501       8,203
Write-off of abandoned assets and other costs ............................      2,615       6,300       7,271
Settlement of sales tax contingency ......................................       (923)     (6,464)          -
Charge for structural repairs at Reno ....................................          -       5,000           -
Termination of contracts .................................................          -         168           -
Recoveries from previously impaired assets and reserved amounts ..........          -      (1,968)       (571)
Reserves for New Orleans casino ..........................................          -           -       2,322
                                                                             --------    --------    --------
                                                                              $10,476     $ 4,537     $17,225
                                                                             ========    ========    ========

      We account for the impairment of long-lived assets to be held and used by evaluating the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying operating unit when indications of impairment are present. Long-lived assets to be disposed of are evaluated in relation to the estimated fair value of such assets less costs to sell.

Note 9 -- Income Taxes

      Our federal and state income tax provision/(benefit) allocable to our Consolidated Statements of Income and our Consolidated Balance Sheets line items was as follows:

                                                                        2003        2002         2001
                                                                     ---------    ---------    ---------
Income from continuing operations before income taxes and
   minority interests ............................................    $155,568     $174,445     $107,747
Discontinued operations ..........................................      16,993       23,684       18,977
Cumulative effect of change in accounting principle ..............           -       (2,831)           -
Stockholders' equity
   Unrealized gain/(loss) on available-for-sale securities .......         215         (239)         772
   Compensation expense for tax purposes in excess of
      amounts recognized for financial reporting purposes ........     (15,537)     (23,970)     (18,013)
   Other .........................................................           -          800         (800)
                                                                     ---------    ---------    ---------
                                                                      $157,239     $171,889     $108,683
                                                                     =========    =========    =========

      Income tax expense attributable to Income from continuing operations before income taxes and minority interests consisted of the following:

                         2003        2002       2001
                      ---------    --------   ---------
United States
   Current
      Federal .....    $112,325    $122,923     $(2,589)
      State .......      15,221      23,369       7,860
   Deferred .......      29,715      28,153     102,476
Other countries
   Current ........           -           -           -
   Deferred .......      (1,693)          -           -
                      ---------    --------   ---------
                       $155,568    $174,445    $107,747
                      =========    ========   =========

      The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of Income from continuing operations before income taxes and minority interests were as follows:

                                                     2003      2002      2001
                                                     ----      ----      ----
Statutory tax rate ..............................    35.0%     35.0%     35.0%
Increases/(decreases) in tax resulting from:
    State taxes, net of federal tax benefit .....     2.7       3.0       1.8
    Goodwill amortization .......................     0.5         -       2.1
    Tax credits .................................    (0.5)     (0.4)     (0.5)
    Political contributions .....................     0.1       0.1       0.1
    Officers' life insurance ....................    (1.1)      0.2       0.3
    Meals and entertainment .....................     0.1       0.3       0.4
    Minority interests in partnership earnings ..    (1.0)     (1.0)     (1.5)
    Other .......................................     0.5      (0.1)     (1.1)
                                                     ----      ----      ----
       Effective tax rate .......................    36.3%     37.1%     36.6%
                                                     ====      ====      ====

      The components of our net deferred tax balance included in our Consolidated Balance Sheets were as follows:

                                                       2003        2003
                                                    ---------    ---------
Deferred tax assets
   Compensation programs ........................      $59,495      $55,566
   Bad debt reserve .............................       18,912       20,094
   Self-insurance reserves ......................        8,758        6,051
   Deferred income ..............................          502          468
   Project opening costs ........................        9,750       20,819
   Net operating losses .........................       18,008       16,316
   Other ........................................       41,226       29,074
   Valuation allowance ..........................      (14,211)     (14,211)
                                                     ---------    ---------
                                                       142,440      134,177
                                                     =========    =========
Deferred tax liabilities
   Property .....................................    (283,406)    (219,352)
   Management contracts .........................     (19,983)     (20,947)
   Intangibles ..................................     (90,519)     (75,109)
   Investments in nonconsolidated affiliates ....     (10,883)     (20,771)
                                                    ---------    ---------
                                                     (404,791)    (336,179)
                                                    ---------    ---------
      Net deferred tax liability ................   $(262,351)   $(202,002)
                                                    =========    =========

Note 10 -- Supplemental Cash Flow Information

      The increase in cash and cash equivalents due to the changes in long-term and working capital accounts was as follows:

                                                      2003        2002         2001
                                                    --------    ---------    ---------
Long term accounts
    Deferred costs and other ....................   $(71,068)   $ (36,737)   $  69,057
    Deferred credits and other ..................     54,432       32,836      (83,281)
                                                    --------    ---------    ---------
        Net change in long-term accounts ........   $(16,636)   $  (3,901)   $ (14,224)
                                                    ========    =========    =========
Working capital accounts
    Receivables .................................   $ (8,005)   $  14,295    $  14,853
    Inventories .................................     (1,311)         869        3,292
    Prepayments and other .......................     50,355       82,415       28,725
    Accounts payable ............................      5,910       (2,308)     (16,988)
    Accrued expenses ............................    (92,645)    (149,133)      72,634
                                                    --------    ---------    ---------
        Net change in working capital accounts ..   $(45,696)   $ (53,862)   $ 102,516
                                                    ========    =========    =========

      SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES. The following table reconciles our Interest expense, net of interest capitalized, as reported in the Consolidated Statements of Income, to cash paid for interest.

                                                             2003         2002         2001
                                                           ---------    ---------    ---------
Interest expense, net of interest capitalized ..........   $ 234,419    $ 240,220    $ 255,801
Adjustments to reconcile to cash paid for interest
    Net change in accruals .............................      (9,201)      (6,825)     (33,869)
    Amortization of deferred finance charges ...........      (6,185)      (5,573)      (4,769)
    Net amortization of discounts and premiums .........      (1,141)      (1,596)        (913)
                                                           ---------    ---------    ---------
Cash paid for interest, net of amount capitalized ......   $ 217,892    $ 226,226    $ 216,250
                                                           =========    =========    =========
Cash payments for income taxes, net of refunds .........   $ 114,289    $ 145,873    $ (27,974)
                                                           =========    =========    =========

Note 11 -- Commitments and Contingencies

      CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties, guarantees by Harrah's Entertainment of third-party debt and development completion guarantees.

      We may guarantee all or part of the debt incurred by Indian tribes, with which we have entered into a management contract, to fund development of casinos on the Indian lands. For all existing guarantees of Indian debt, we have obtained a first lien on certain personal property (tangible and intangible) of the casino enterprise. There can be no assurance, however, that the value of such property would satisfy our obligations in the event these guarantees were enforced. Additionally, we have received limited waivers from the Indian tribes of their sovereign immunity to allow us to pursue our rights under the contracts between the parties and to enforce collection efforts as to any assets in which a security interest is taken. The aggregate outstanding balance as of December 31, 2003, of Indian debt that we have guaranteed was $112.9 million. The outstanding balance of all of our debt guarantees at December 31, 2003 is $120.8 million. Our maximum obligation under all of our debt guarantees is $152.9 million. Our obligations under these debt guarantees extend through January 2008.

      Some of our guarantees of the debt for casinos on Indian lands were modified during 2003, triggering the requirements under Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to recognize a liability for the estimated fair value of those guarantees. Liabilities, representing the fair value of our guarantees, and corresponding assets, representing the portion of our management fee receivable attributable to our agreements to provide the related guarantees, were recorded and are being amortized over the lives of the related agreements. We estimate the fair value of the obligation by considering what premium would have been required by us or by an unrelated party. The amounts recognized represent the present value of the premium in interest rates and fees that would have been charged to the tribes if we had not provided the guarantees. The unamortized balance of the liability for the guarantees and of the related assets at December 31, 2003, was $7.0 million.

      Excluding debt guarantees and guarantees related to New Orleans (see Note
14), as of December 31, 2003, we had commitments and contingencies of $285.4 million, including construction-related commitments.

      The agreements under which we manage casinos on Indian lands contain provisions required by law which provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled payments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations of the Indian-owned properties to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. As of December 31, 2003, the aggregate monthly commitment for the minimum guaranteed payments pursuant to these contracts, which extend for periods of up to 83 months from December 31, 2003, is $1.2 million. The maximum exposure for the minimum guaranteed payments to the tribes is unlikely to exceed $26.7 million as of December 31, 2003.

      SEVERANCE AGREEMENTS. As of December 31, 2003, the Company has severance agreements with 34 of its senior executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive's average annual compensation, as defined, as well as for accelerated payment or accelerated vesting of any compensation or awards payable to the executive under any of Harrah's Entertainment's incentive plans. The estimated amount, computed as of December 31, 2003, that would be payable under the agreements to these executives based on the compensation payments and stock awards aggregated approximately $103.7 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to a federal excise tax imposed on the executive.

      SELF-INSURANCE. We are self-insured for various levels of general liability, workers' compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

Note 12 -- Litigation

      We are involved in various inquiries, administrative proceedings and litigation relating to contracts, acquisitions and sales of property and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management believes that the final outcome of these matters will not have a material adverse effect on our consolidated financial position or our results of operations.

Note 13 -- Employee Benefit Plans

      We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs.

      STOCK OPTION PLANS. Our employees may be granted options to purchase shares of common stock under the Harrah's Entertainment 2001 Executive Stock Incentive Plan or the 2001 Broad-based Incentive Plan (collectively, "SOP"). Grants typically vest in equal installments over a three-year period and allow the option holder to purchase stock over specified periods of time, generally seven to ten years from the date of grant, at a fixed price equal to the market value at the date of grant. No options may be granted under the SOP after May 2011.

      A summary of activity of the 2001 Executive Stock Incentive Plan and Harrah's former plans, which are equity compensation plans approved by our stockholders, for 2001, 2002 and 2003 is as follows:

                                                                        Number of Common Shares
                                                                     -----------------------------
                                                     Weighted Avg.
                                                    Exercise Price     Options          Available
                                                      (Per Share)    Outstanding        For Grant
                                                    --------------   -----------        ----------
Balance -- December 31, 2000 ....................       $21.08        12,755,798         1,441,747
   Additional shares authorized .................          N/A                 -         3,900,000
   Restricted shares issued .....................          N/A                 -           (40,521)
   Restricted shares transferred from Harrah's
      former plans ..............................          N/A                 -           766,509
   Restricted shares canceled ...................          N/A                 -           328,685
   Granted ......................................        26.39           774,075          (774,075)
   Exercised ....................................        17.07        (3,240,426)                -
   Canceled .....................................        23.29        (1,596,869)        1,596,869
   Rio plans cancellations ......................        17.16            (8,800)                -
                                                                     -----------        ----------
Balance -- December 31, 2001 ....................        22.65         8,683,778         7,219,214
   Restricted shares issued .....................          N/A                 -          (221,931)
   Restricted shares canceled ...................          N/A                 -            78,091
   Granted ......................................        46.80         2,910,560        (2,910,560)
   Exercised ....................................        19.40        (2,510,678)                -
   Canceled .....................................        30.96          (267,063)          267,063
   Rio plans cancellations ......................        18.88            (2,000)                -
                                                                     -----------        ----------
Balance -- December 31, 2002 ....................        31.30         8,814,597         4,431,877
   Restricted shares issued .....................          N/A                 -           (60,061)
   Restricted shares canceled ...................          N/A                 -           101,934
   Granted ......................................        43.18         2,968,175        (2,968,175)
   Exercised ....................................        20.65        (1,754,901)                -
   Canceled .....................................        40.06          (409,309)          409,309
   Rio plans cancellations ......................        12.44            (3,400)                -
                                                                     -----------        ----------
Balance -- December 31, 2003 ....................        36.54         9,615,162         1,914,884
                                                                     ===========        ==========

      Of the 1,914,884 shares available for grant at December 31, 2003, up to 7,487 of these shares are available for grant as awards other than as stock options.

      The following tables summarize additional information regarding the options outstanding at December 31:

                                                              2003              2002            2001
                                                           ---------         ---------        ---------
Options exercisable at December 31................         2,910,617         2,344,106        2,955,787
Weighted average fair value per share of options
    granted per year..............................        $    28.63        $    17.34       $    12.33

                                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                   ---------------------------------------------    -----------------------------
                                   Weighted
                                    Average             Weighted                         Weighted
   Range of                        Remaining             Average                          Average
   Exercise           Number       Contract             Exercise      Number             Exercise
    Prices         Outstanding       Life                Price      Exercisable           Price
   -------         -----------       -----               -----      -----------           ------
$13.84 - $28.90     4,075,483      6.0 years             $25.27      2,234,272            $23.19
 31.22 -  43.50     2,773,971      6.3 years              42.91         24,070             35.14
 45.44 -  49.32     2,765,708      5.5 years              46.77        652,275             47.04
                    ---------                                        ---------
                    9,615,162                                        2,910,617
                    =========                                        =========

      150,000 shares were authorized under the 1996 Non-Management Directors Stock Incentive Plan, whereby the director can receive either 50% or 100% of his or her director fees in stock. As of December 31, 2003, 17,417 shares were available for grant under this plan.

      200,000 shares were authorized for issuance under the 2001 Broad-based Incentive Plan, which was established in 2001 and is an equity compensation plan not approved by stockholders. No additional shares will be authorized under the 2001 Broad-based Incentive Plan. A summary of activity of this plan is as follows:

                                       Weighted       Number of Common Shares
                                        Average     --------------------------
                                    Exercise Price    Options        Available
                                      (Per Share)   OUTSTANDING      FOR GRANT
                                      -----------   -----------      ---------
Balance - December 31, 2001 .....          N/A              -         200,000
   Granted ......................       $47.03        196,775        (196,775)
   Canceled .....................        47.03         (7,100)          7,100
                                                     --------        --------
Balance - December 31, 2002 .....        47.03        189,675          10,325
   Granted ......................        43.50         22,367         (22,367)
   Canceled .....................        46.73        (35,814)         35,814
                                                     --------        --------
Balance - December 31, 2003 .....        46.64        176,228          23,772
                                                     ========        ========

                                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                      ---------------------------------------          -------------------
                                  Weighted
                                   Average           Weighted                        Weighted
Range of                          Remaining          Average                         Average
Exercise             Number        Contract          Exercise         Number         Exercise
 Prices            Outstanding       Life             Price         Exercisable        Price
--------           -----------    ----------         --------       -----------      --------
$37.41 - $44.89       19,336       6.0 years          $ 43.50            -                  -
 44.89 -  52.37      156,892       5.2 years            47.03        54,918            $47.03
                     -------                                         ------
                     176,228                                         54,918
                     =======                                         ======

      RESTRICTED STOCK. Employees may be granted shares of common stock under the SOP. Restricted shares granted under the SOP are restricted as to transfer and subject to forfeiture during a specified period or periods prior to vesting. The shares generally vest in equal installments over a period of three years. No awards of restricted shares may be made under the current plan after May 2011. The compensation arising from a restricted stock grant is based upon the market price at the grant date. Such expense is deferred and amortized to expense over the vesting period.

      The Company has issued Time Accelerated Restricted Stock Award Plan ("TARSAP") awards to certain key executives. The initial TARSAP program was completed in January 2002. During 2001, 2002 and 2003, additional TARSAP awards were issued to certain key executives, which will vest on January 1, 2007, if the executive continues in active employment until that date. These shares are eligible for earlier annual vesting beginning in 2003 over four years (three years for shares awarded in 2002) based on the Company's financial performance in each of the years 2002 through 2005, and the remaining unvested shares will vest on January 1, 2007. The expense arising from TARSAP awards is being amortized to expense over the periods in which the restrictions lapse.

      The number and weighted average grant-date fair value of restricted shares granted, and the amortization expense recognized, during 2003, 2002 and 2001, including the TARSAP awards, were as follows:

                                                             2003              2002             2001
                                                          ----------        ----------       ----------
Number of shares granted                                      60,061           221,931           72,876
Weighted average grant price per share                    $    45.29        $    43.77       $    31.00
Amortization expense (in millions)                        $      8.0        $      7.8       $      8.2
Unvested shares as of December 31                          1,021,720         1,458,617        1,783,535

      SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 20% of their eligible earnings. Through 2003, the Company fully matched the first six percent of employees' contributions; however, effective January 1, 2004, the Company match will be 50% for the first six percent of employees' contributions. Amounts contributed to the plan are invested, at the participant's direction, in up to fourteen separate funds, including a Harrah's company stock fund. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $30.1 million, $29.2 million and $26.6 million in 2003, 2002 and 2001, respectively.

      DEFERRED COMPENSATION PLANS. Harrah's maintains deferred compensation plans, (collectively, "DCP") and an Executive Supplemental Savings Plan ("ESSP") under which certain employees may defer a portion of their compensation. Amounts deposited into these plans are unsecured liabilities of the Company. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The ESSP is a variable investment plan, which allows employees to direct their investments by choosing from several investment alternatives. The total liability included in Deferred credits and other for these plans at December 31, 2003 and 2002 was $104.3 million and $86.4 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

      MULTI-EMPLOYER PENSION PLAN. We have approximately 6,850 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $7.2 million, $4.7 million and $4.5 million in 2003, 2002 and 2001, respectively, for such plans. The plans' administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

Note 14 -- Nonconsolidated Affiliates

      As of December 31, 2003, our investments in nonconsolidated affiliates consisted primarily of interests in a horse-racing facility and in our joint ventures that are pursuing development of casinos in the United Kingdom. We also own an interest in a golf course near Harrah's Tunica, which is currently held for sale (see Note 15). In 2003, we contributed $4.3 million to the United Kingdom ventures.

      Previously, we held investments in JCC and National Airlines, Inc. ("NAI"), and these nonconsolidated affiliates are discussed below.

      JCC. On June 7, 2002, we acquired additional shares of the common stock of JCC, which increased our ownership in JCC to 63% and required a change of our accounting treatment for our investment in JCC from the equity method to consolidation of JCC in our financial statements. On December 10, 2002, we acquired all remaining shares of JCC's stock to increase our ownership to 100%. Prior to June 7, 2002, the Company had a minority ownership interest (and noncontrolling board representation) in JCC, and a subsidiary of the Company managed the casino.

      The Company has guaranteed an annual payment obligation of JCC owed to the State of Louisiana of $60 million for the twelve-month period ending March 31, 2004, and for each of the subsequent two twelve-month periods. We expect to extend this guarantee for an additional year to end March 31, 2007.

      As a result of JCC's filing for bankruptcy on January 4, 2001, we assessed the recoverability of our investment in and advances to JCC, determined that our investment and advances were impaired and recorded a charge of $220 million to recognize the impairment in fourth quarter 2000. We did not record our share of JCC's operating results in first quarter 2001 since we did not have any contractual obligation to fund JCC's operating losses from December 31, 2000, until the bankruptcy reorganization plan was consummated effective March 29, 2001. JCC reported income during the period in which we did not record any equity pick-up, primarily as a result of the forgiveness of debt arising from the bankruptcy plan, and the charge that we recorded in fourth quarter 2000 included the write-off of receivables that we held from JCC that were forgiven in the reorganization plan. In the bankruptcy reorganization, we received ownership of 49 percent of the equity of the reorganization entity and resumed recording our share of JCC's results in second quarter 2001 and continued until we began consolidating JCC's results in June 2002.

      NATIONAL AIRLINES, INC. Until June 2001, we had an approximate 48% ownership interest in NAI, which filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code in December 2000. In June 2001, we abandoned all rights to our shares of NAI stock and stock purchase warrants.

      NAI ceased operations in November 2002, after unsuccessfully attempting to restructure in bankruptcy court. We had provided a letter of credit on behalf of NAI, which we were required to fund in January 2003. We had an agreement with another investor of NAI whereby that investor was obligated to reimburse us for approximately 56% of amounts that we funded under the letter of credit and that we had previously funded under another letter of credit. During second quarter 2001, a subsidiary of the Company filed a lawsuit against the other investor for breach of contract due to the investor's failure to reimburse the Company for his share of the $8.6 million we paid against the first letter of credit. A judgment was entered in our favor but was appealed by the investor. In fourth quarter 2002, we reached a settlement with the investor that also included the extinguishment of the investor's potential liability on the letter of credit that was funded in January 2003, as well as the judgment. As a result of our settlement with the investor and our funding of the letter of credit following NAI's cessation of operations, we recorded a charge of $6.1 million in fourth quarter 2002.

      COMBINED FINANCIAL INFORMATION. The following summarized balance sheet and statement of operations information has been compiled from financial reports for the periods and dates indicated submitted to us by our nonconsolidated affiliates which we accounted for using the equity method.

                                                                    2003            2002          2001(a)
                                                                  --------        --------       ---------
Combined Summarized Balance Sheet Information
    Current assets ........................................       $ 11,455        $  1,865       $  50,273
    Land, buildings and equipment, net ....................         32,648          33,002         167,617
    Other assets ..........................................            554           2,005          50,022
                                                                  --------        --------       ---------
      Total assets ........................................         44,657          36,872         267,912
                                                                  --------        --------       ---------
    Current liabilities ...................................          8,645           6,769          34,224
    Long-term debt ........................................         16,890          17,514         122,896
    Other liabilities .....................................              -               -           3,607
                                                                  --------        --------       ---------
      Total liabilities ...................................         25,535          24,283         160,727
                                                                  --------        --------       ---------
        Net assets ........................................       $ 19,122        $ 12,589       $ 107,185
                                                                  ========        ========       =========
Combined Summarized Statement of Operations Information
    Revenues ..............................................       $ 14,330        $135,648         270,229
    Operating (loss)/income ...............................           (265)         23,517         (15,403)
    Extraordinary items ...................................              -               -         213,448
    Net (loss)/income .....................................         (2,309)          9,390          90,640

(a) 2001 is comprised primarily of JCC.

      Our Investments in and advances to nonconsolidated affiliates are reflected in our accompanying Consolidated Balance Sheets as follows:

                                                                   2003         2002
                                                                  ------       ------
Investments in and advances to nonconsolidated affiliates
Accounted for under the equity method .....................       $6,360       $2,770
Accounted for at historical cost ..........................          177          177
Available-for-sale and recorded at market value ...........            -          386
                                                                  ------       ------
                                                                  $6,537       $3,333
                                                                  ======       ======

      In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we adjust the carrying value of our available-for-sale equity investments to include unrealized gains or losses. A corresponding adjustment is recorded in the combination of our stockholders' equity and deferred income tax accounts.

Note 15 -- Dispositions

      The following properties were sold during 2003. The operating results of these properties and the losses recorded on these sales are presented in our Consolidated Statements of Income as Discontinued operations and prior year results have been reclassified to conform to the 2003 presentation.

      HARVEYS COLORADO. On May 22, 2003, we sold Harveys Colorado, which we had concluded was a nonstrategic asset for us. The assets sold consisted primarily of inventories, property and equipment. The buyer also assumed certain accrued liabilities. We received cash proceeds of $17.6 million and recorded a pretax loss of $1.0 million on this sale.

      Revenues at Harveys Colorado, reported in Discontinued operations for December 31, 2003, 2002 and 2001 were $12.2 million, $35.7 million and $19.3 million respectively. Harveys Colorado's pretax loss, including the loss on the sale, for the year ended December 31, 2003, was $1.4 million and its pretax income for the years ended December 31, 2002 and 2001, was $2.4 million and $1.0 million, respectively.

      HARRAH'S VICKSBURG. On June 30, 2003, we announced an agreement to sell Harrah's Vicksburg, and that sale was completed on October 27, 2003. The assets sold consisted primarily of land, buildings, equipment and inventories. We received cash proceeds of $28.6 million and recorded a pretax loss of $0.7 million on this sale.

      Revenues at Harrah's Vicksburg, which are reported in Discontinued operations, were $29.0 million for the year ended December 31, 2003, $37.9 million for the year ended December 31, 2002 and $41.3 million for the year ended December 31, 2001. Harrah's Vicksburg's pretax income, after consideration of the loss on the sale, was $2.4 million for the year ended December 31, 2003, $2.2 million for the year ended December 31, 2002 and $1.7 million for the year ended December 31, 2001.

      In addition to these completed sales, we also have announced the following planned sales.

      HARRAH'S SHREVEPORT. In conjunction with our plans to acquire Horseshoe Gaming, we announced plans to sell our Harrah's brand casino in Shreveport to avoid overexposure in that market, and in January 2004, we announced that we have an agreement, subject to regulatory approvals, to sell that property to another gaming company. The sale is subject to regulatory approvals and is expected to close in second quarter 2004. We have classified this property in Assets held for sale on our Consolidated Balance Sheets and have ceased depreciating its assets. Shreveport's assets consist primarily of land improvements, buildings, riverboat and equipment with a carrying value of approximately $165 million. Since the Horseshoe Gaming acquisition will give us a continued presence in the Shreveport-Bossier City market, Harrah's Shreveport's operating results have not been classified as discontinued operations. We do not anticipate a material gain or loss on this sale.

      HARRAH'S EAST CHICAGO AND HARRAH'S TUNICA. In September 2004, we entered into an agreement to sell the assets and certain related liabilities of Harrah's East Chicago and Harrah's Tunica to an unrelated third party. The sale, which is subject to regulatory approvals, is expected to close in the first quarter of 2005. We believe that the sale of these two properties may help facilitate the closing of the Caesars transaction (see Note 16).

      Harrah's East Chicago and Harrah's Tunica are classified in
Assets/Liabilities held for sale on our Consolidated Balance Sheets, and we ceased depreciating their assets in September 2004. Results for Harrah's East Chicago and Harrah's Tunica are classified as discontinued operations for all periods presented. We expect to report a gain on the sale of these two properties in the quarter in which the transaction closes.

      Summary operating results for the discontinued operations are as follows:

                                                        2003           2002           2001
                                                      --------       --------       --------
Net revenues ..................................       $373,857       $350,661       $331,043
                                                      ========       ========       ========
Pretax income from discontinued operations ....       $ 47,523       $ 63,112       $ 51,509
                                                      ========       ========       ========
Discontinued operations, net of tax ...........       $ 30,890       $ 41,023       $ 33,459
                                                      ========       ========       ========

Assets held for sale and liabilities related to assets held for sale for Harrah's East Chicago and Harrah's Tunica are as follows:

                                                                       2003            2002
                                                                    ---------        ---------
Cash and cash equivalents ...................................       $  12,000        $  12,000
Inventories .................................................             741              782
Property and equipment, net .................................         257,020          258,296
Goodwill ....................................................         206,372          177,218
Investments in and advances to nonconsolidated affiliates ...           1,464            1,560
Deferred costs and other ....................................             198              219
                                                                    ---------        ---------
     Total assets held for sale .............................       $ 477,795        $ 450,075
                                                                    =========        =========
Accrued expenses ............................................       $     (76)       $     (49)
                                                                    ---------        ---------
     Total liabilities related to assets held for sale ......       $     (76)       $     (49)
                                                                    =========        =========

Note 16 -- Subsequent Events

ACQUISITIONS

Caesars Entertainment. On July 14, 2004, we signed a definitive agreement to acquire Caesars Entertainment, Inc. ("Caesars") in a cash and stock transaction. Under the terms of the agreement, Caesars stockholders will receive either $17.75 in cash or 0.3247 shares of Harrah's Entertainment's common stock for each outstanding share of Caesars' common stock, subject to limitations on the aggregate amount of cash to be paid and shares of stock to be issued. Caesars stockholders will be able to elect to receive solely shares of Harrah's Entertainment's common stock or cash, to the extent available pursuant to the terms of the agreement. The aggregate estimated purchase price, calculated as of July 14, 2004, was approximately $9.4 billion. The purchase price will fluctuate until closing due to changes in the number of outstanding shares of Caesars' stock and the balance of Caesars' outstanding debt. Caesars operates 28 casinos with about two million square feet of gaming space and approximately 26,000 hotel rooms and has significant presence in Las Vegas, Atlantic City and Mississippi. The transaction is subject to regulatory and stockholders' approval and is expected to close during the second quarter of 2005.

Horseshoe Gaming. On July 1, 2004, we acquired 100 percent of the equity interests of Horseshoe Gaming for approximately $1.56 billion, including assumption of debt valued at approximately $558 million and acquisition costs. A $75 million escrow payment that was made in 2003 was applied to the purchase price. We issued a redemption notice on July 1, 2004, for all $558 million of Horseshoe's outstanding 8 5/8% Senior Subordinated Notes due July 2009 and retired that debt August 2, 2004. We financed the acquisition and the debt retirement through working capital and established debt programs. We purchased Horseshoe Gaming to acquire three properties and with the intention of growing and developing the Horseshoe brand. The purchase included casinos in Hammond, Indiana; Tunica, Mississippi; and Bossier City, Louisiana.

      In anticipation of our acquisition of Horseshoe Gaming, we sold our Harrah's brand casino in Shreveport, Louisiana. After consideration of the sale of Harrah's Shreveport, the Horseshoe Gaming acquisition added a net 107,100 square feet of casino space and approximately 4,360 slot machines and 140 table games to our existing portfolio. Taken together with our acquisition of intellectual property rights from Horseshoe Club, this acquisition gave us rights to the Horseshoe brand in all of the United States. The results of the Horseshoe properties have been included with our operating results subsequent to their acquisition on July 1, 2004.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation is in process and will be completed within one year of the acquisition; thus, the allocation of the purchase price is subject to refinement.

(In millions)                                       At July 1, 2004
                                                    ---------------
Current assets .................................       $   89.8
Land, buildings, riverboats and equipment ......          600.0
Long-term assets ...............................           16.9
Intangible assets ..............................          478.0
Goodwill .......................................          523.9
                                                       --------
     Total assets acquired .....................        l,708.6
                                                       --------
Current liabilities ............................          (85.1)
Long-term debt .................................         (558.1)
                                                       --------
     Total liabilities assumed .................         (643.2)
                                                       --------
         Net assets acquired ...................       $1,065.4
                                                       ========

      Of the estimated $478 million of acquired intangible assets, $295 million has been preliminarily assigned to gaming rights and $89 million has been assigned to trademarks, both of which are not subject to amortization. The remaining intangible assets include customer relationships estimated at $84 million (15 year weighted-average useful life) and contract rights estimated at $10 million (four year estimated life). The weighted average useful life of all the amortizing intangible assets is approximately 14 years.

      We anticipate that the goodwill related to the Horseshoe acquisition will be deductible for tax purposes.

Las Vegas Horseshoe Hotel and Casino. In March 2004, we acquired certain intellectual property assets, including the rights to the Horseshoe brand in Nevada and to the World Series of Poker brand and tournament, from Horseshoe Club. MTR Gaming Group, Inc. ("MTR Gaming") acquired the assets of the Binion's Horseshoe Hotel and Casino ("Las Vegas Horseshoe") in Las Vegas, Nevada, including the right to use the name "Binion's" at the property, from Horseshoe Club. We will operate Las Vegas Horseshoe jointly with a subsidiary of MTR Gaming for one year, with options to extend the agreement for two additional years; however, we have notified MTR Gaming that we do not intend to extend the agreement. The property, which had been closed since January 2004, reopened April 1, 2004. Since its reopening, the operating results for Las Vegas Horseshoe have been consolidated with our results and will continue to be consolidated as long as the operating agreement is in effect.

      We paid approximately $43.0 million for the intellectual property assets, including assumption and subsequent payment of certain liabilities of Las Vegas Horseshoe (which included certain amounts payable to a principal of Horseshoe Gaming) and approximately $5.7 million of acquisition costs. The purchase price allocation is in process and will be completed by the end of 2004. It is anticipated that the intangible assets acquired in this transaction will be deemed to have indefinite lives and will, therefore, not be amortized. We financed the acquisition with funds from various sources, including cash flows from operations and borrowings from established debt programs.

Harrah's Shreveport and Louisiana Downs - Buyout of Minority Partners. In first quarter 2004, we paid approximately $37.5 million to the minority owners of the company that owned Louisiana Downs and Harrah's Shreveport to purchase their ownership interest in that company. The excess of the cost to purchase the minority ownership above the capital balances was assigned to goodwill. As a result of this transaction, Harrah's Shreveport and Louisiana Downs became wholly owned by the Company. Harrah's Shreveport was subsequently sold to another gaming company.

DISPOSITIONS

Harrah's Tunica and Harrah's East Chicago. In September 2004, we entered into an agreement to sell the assets and certain related liabilities of Harrah's East Chicago and Harrah's Tunica to an unrelated third party. The sale, which is subject to regulatory approvals, is expected to close in the first quarter of 2005. We believe that the sale of these two properties may help facilitate the closing of the Caesars transaction. Harrah's East Chicago and Harrah's Tunica are classified in Assets/Liabilities held for sale on our Consolidated Balance Sheets, and we ceased depreciating their assets in September 2004. Results for Harrah's East Chicago and Harrah's Tunica are classified as discontinued operations for all periods presented (see Note 15).

Harrah's Shreveport. We completed the sale of Harrah's Shreveport to another gaming company in May 2004 (see Note 15). The gain from the sale was not material.

DEBT

Credit Agreement. At December 31, 2003, we had credit facilities (the "Credit Agreement") that provided for up to $1.9625 billion in borrowings, consisted of a five-year revolving credit facility for up to $1.0625 billion and a five-year term reducing facility for up to $900 million and matured on April 23, 2008. In June 2004, the Credit Agreement was amended to convert the $1.0625 billion revolving credit facility and $900 million term reducing facility to a $2.5 billion revolving credit facility, to reduce the interest rate and to extend the maturity to April 2009. The amendment also contains a provision that would allow an increase in the borrowing capacity to $3.0 billion, if mutually acceptable to the Company and the lenders. Interest on the Credit Agreement is based on our debt ratings and leverage ratio and is subject to change.

Registration of Senior Notes. In June 2004, we issued $750 million of 5.5% Senior Notes due in 2010 in a Rule 144A private placement. We exchanged the 5.5% Senior Notes with the fully registered 5.5% Senior Notes in October 2004.

During December 2003, we issued $500 million of 5.375% Senior Notes due in 2013 in a Rule 144A private placement. We exchanged the 5.375% Senior Notes with the fully registered 5.375% Senior Notes in June 2004.

OTHER

In April 2004, the Iowa legislature passed legislation to effectively settle issues regarding the disparity between gaming tax rates for casinos at racetracks and casinos on riverboats. The new legislation provides for a tax rate of 22% for both riverboats and racetracks effective July 1, 2004. However, racetracks have the option to conduct table games and video games by paying a $10 million fee to the State and a gaming tax rate of 24%. We are currently evaluating the timing of when we will add table games to the Bluffs Run facility. Prior to this legislation and due the uncertainty of this situation, we continued to accrue gaming taxes at the higher rate and accrued approximately $20.3 in state gaming taxes that we did not have to pay. Accruals related to Iowa gaming taxes were adjusted in second quarter 2004.

In accordance with previous agreements and as additional purchase price consideration, a payment of approximately $73 million, based on a multiple of the calculated annual savings, was made to Iowa West Racing Association ("Iowa West"), the entity holding the pari-murual and gaming license for the Bluffs Run Casino and with whom we have a management agreement to operate that property. The additional payment to Iowa West increased goodwill attributed to the Bluffs Run property. The payment to Iowa West assumed we will operate table games at Bluffs Run and pay a 24% tax rate; however, Iowa West has taken the position that the purchase price adjustment should be based on a tax rate of 22%, which would result in an additional $12 million payment to Iowa West. If an additional payment is required, it will increase goodwill attributed to this property. We anticipate that the issue will be resolved by arbitration.

Note 17 -- Quarterly Results of Operations (Unaudited)

                                            First        Second       Third       Fourth
                                           Quarter      Quarter      Quarter      Quarter        Year
                                           -------      -------      -------      -------        ----
                                                    (In thousands, except per share amounts)
2003 (1)
Revenues ..............................   $ 964,976    $ 990,256   $ 1,043,412   $ 950,221   $ 3,948,865
Income from operations ................     175,134      176,674       203,228     123,739       678,775
Income from continuing operations .....      70,323       73,619        89,029      28,093       261,064
Net income ............................      81,080       76,684        99,483      35,376       292,623
Earnings per share -- basic(3)
   From continuing operations .........        0.65         0.68          0.82        0.25          2.40
   Net income .........................        0.75         0.71          0.91        0.32          2.69
Earnings per share -- diluted(3)
   From continuing operations .........        0.64         0.66          0.80        0.25          2.36
   Net income .........................        0.74         0.69          0.90        0.32          2.65
2002 (2)
Revenues ..............................   $ 874,479    $ 925,143   $ 1,025,265   $ 922,979   $ 3,747,866
Income from operations ................     178,279      186,516       211,722     132,188       708,705
Income from continuing operations .....      72,161       74,977        89,939      45,135       282,212
Net income/(loss) .....................      (6,008)      86,116       101,042      53,879       235,029
Earnings per share -- basic(3)
   From continuing operations .........        0.67         0.66          0.81        0.41          2.54
   Net income/(loss) ..................       (0.05)        0.76          0.91        0.49          2.11
Earnings per share -- diluted(3)
   From continuing operations .........        0.66         0.65          0.79        0.40          2.48
   Net income/(loss) ..................       (0.05)        0.75          0.89        0.48          2.07

(1) 2003 Second Quarter includes $4.1 million in pretax charges for project opening costs and $2.1 million pretax charges for early retirement of debt; Third Quarter reflects a reclass of a $0.1 million charge for loss on sale of ownership interests in a nonconsolidated affiliate to Income from operations; and Fourth Quarter includes $15.9 million pretax charges for early retirement of a portion of the 7 7/8% Senior Subordinated Notes and $6.3 million pretax charge for goodwill impairment at our Reno property. 2003 results reflect Harrah's Vicksburg, Harveys Colorado, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(2) 2002 First Quarter includes a charge of $91.2 million, net of tax benefit of $2.8 million, related to a change in accounting principle; Second Quarter includes the financial results of Jazz Casino Company LLC from the date of our acquisition of a majority ownership interest on June 7, 2002; and Fourth Quarter includes $5.0 million in pretax charges for write-downs, reserves and recoveries and a reclass of a $6.1 million pretax charge for our exposure under a letter of credit issued on behalf of National Airlines, Inc. to Income from operations. 2002 results have been reclassified to reflect Harrah's Vicksburg, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(3) The sum of the quarterly per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year.

                                                                     Schedule II
                          HARRAH'S ENTERTAINMENT, INC.
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                                                      Additions
                                                                                ---------------------
                                                                                Charged
                                                                 Balance at     to Costs    Charged       Deductions   Balance
                                                                 Beginning        and       to Other        from        at End
Description                                                      of Period      Expenses    Accounts       Reserves    of Period
-----------                                                      ----------     ---------   --------     -----------   ----------
YEAR ENDED DECEMBER 31, 2003
Allowance for doubtful accounts
     Current...................................................  $   55,860     $   4,950   $      81    $ (9,425)(a) $  51,466
                                                                 ==========     =========   =========    =========    =========
     Long-term.................................................  $      155     $      --   $      --    $    (75)    $      80
                                                                 ==========     =========   =========    =========    =========

Liability to sellers under acquisition agreement(b)............  $   25,641     $      --   $      --    $ (1,147)    $  24,494
                                                                 ==========     =========   =========    =========    =========
Reserve for structural repairs(c)..............................  $    5,000     $      --   $     147    $ (2,064)    $   3,083
                                                                 ==========     =========   =========    =========    =========

YEAR ENDED DECEMBER 31, 2002
Allowance for doubtful accounts
     Current(d)................................................  $   60,149     $  (2,521)  $   8,225(e) $ (9,993)(a) $  55,860
                                                                 ==========     =========   =========    =========    =========
     Long-term.................................................  $   24,989     $      --   $      --    $(24,834)(f) $     155
                                                                 ==========     =========   =========    =========    =========

Liability to sellers under acquisition agreement(b)............  $   26,220     $      --   $      --    $   (579)    $  25,641
                                                                 ==========     =========   =========    =========    =========
Reserve for structural repairs(c)..............................  $       --     $   5,000   $      --    $     --     $   5,000
                                                                 ==========     =========   =========    =========    =========

YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts
     Current(d)................................................  $   48,435     $   4,999   $  10,937(g) $ (4,222)(a) $  60,149
                                                                 ==========     =========   =========    =========    =========
     Long-term.................................................  $      156     $      --   $  24,833(f) $      --    $  24,989
                                                                 ==========     =========   =========    =========    =========
Reserve against investments in and advances to
  nonconsolidated affiliates(h)................................  $  249,850     $      --   $(24,833)(f) $(225,017)   $      --
                                                                 ==========     =========   =========    =========    =========

Liability to sellers under acquisition agreement(b)............  $   25,925     $      --   $     295(i) $      --    $  26,220
                                                                 ==========     =========   =========    =========    =========

---------------
(a)   Uncollectible accounts written off, net of amounts recovered.

(b) We acquired Players International, Inc., ("Players") in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by APB 16 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. The long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.

(c) During 2002, we discovered that water leaks had caused considerable damage to a hotel tower at our property in Reno, Nevada. Following an initial assessment of the extent of the damage, our design and construction department (assisted by third-party experts), estimated that the costs to repair the damage would total approximately $5 million.

(d) 2001 and 2002 amounts have been restated to reflect Harrah's Vicksburg and Harrah's Shreveport as assets held for sale. See Note 15 to our Consolidated Financial Statements.

(e) 2002 Charged to Other Accounts consists primarily of the balance acquired from our acquisition and consolidation of JCC Holding Company in our financial statements. 2002 Charged to Other Accounts also includes re-established accounts that had been previously deemed uncollectible.

(f) In 2000, National Airlines, Inc. ("NAI") filed for Chapter 11 Bankruptcy, and we recorded write-offs and reserves for our investment in and loans to NAI and our estimated net exposure under letters of credit issued on behalf of NAI. In June 2001, we abandoned all rights to our equity ownership interest in NAI and removed the investment balance and associated reserves from our balance sheet. Since we no longer held an equity investment in NAI, we transferred our reserve balance related to NAI to a long-term receivable and an associated allowance for doubtful accounts. In 2002, we removed the receivable and associated allowance from our general ledger.

(g) 2001 Charges to Other Accounts consists primarily of balances acquired from our acquisition of Harveys Casino Resorts on July 31, 2001.

(h)   See Note 14 to our Consolidated Financial Statements.

(i) 2001 Charges to Other Accounts represents the true-up of our liability to sellers under the Players acquisition agreement. See Note (b) above.